EXHIBIT 10.64

STANDARD LEASE AGREEMENT (OFFICE)

BETWEEN

PANATTONI DEVELOPMENT COMPANY, A CALIFORNIA LIMITED LIABILITY COMPANY,

AS “LANDLORD”

AND

HEALTH NET, INC., A DELAWARE CORPORATION,

AS “TENANT”

JULY 24, 2006

(11031 SUN CENTER DRIVE, RANCHO CORDOVA)

OFFICE GROSS LEASE AGREEMENT

Basic Lease Information

Terms and Definitions. For the purpose of this Lease, the following capitalized terms shall have the following definitions:

Lease Date:	July 24, 2006

Landlord:	Panattoni Development Company, a California Limited Liability Company 8401 Jackson Road Sacramento, California 95826

Tenant:	Health Net, Inc., a Delaware Corporation

Tenant’s Notice
Address:	Health Net, Inc. P. O. Box 2470 Rancho Cordova, CA 95741-2470 Attn: Director of Real Estate

Tenant’s Billing
Address:	Health Net, Inc. P. O. Box 2470 Rancho Cordova, CA 95741-2470 Attn: Director of Real Estate

Tenant Contact:	Director of Real Estate Phone Number: (916) 935-1317 Fax Number: (916) 935-4406

Building:	An approximately 112,142 rentable square foot two-story office building on approximately 8.98 acres of land commonly known as 11031 Sun Center Drive, Rancho Cordova, California. The location of the Building is shown on the site plan attached as Exhibit A.

Tenant’s Proportionate Share:	100%, based on a Building rentable area of approximately 112,142 square feet.

Premises:	The Premises referred to in this Lease consists of approximately 112,142 rentable square feet on the first and second floors of the Building, as shown on the floor plans attached hereto as Exhibit G. The Premises include approximately 5 parking spaces per 1,000 rentable square feet.

Term:	The term shall be thirty-six (36) months from the Commencement Date as defined in Section 4 below. This Lease shall be subject to Landlord acquiring title to the Premises no later than August 15, 2006.

Scheduled Lease Commencement Date:	January 1, 2007.

Business Hours:	The hours of 8:00 a.m. to 6:00 p. m, Monday through Friday, and 9:00 a.m. to 2:00 p.m. Saturday (excepting Federally recognized holidays).

Base Rent:	Months 01-12:	$1.85 per rentable square foot per month.

	Months 13-24:	$1.90 per rentable square foot per month.

	Months 25-36:	$1.94 per rentable square foot per month.

Base Year:	2007 calendar year

Lease Year:	The calendar year in which the Term commences and each succeeding calendar year thereafter.

Use:	General office and any other lawful use approved in writing by Landlord, which shall not be unreasonably withheld, delayed or conditioned.

Security Deposit:	Waived

Broker for Landlord:	None

Broker for Tenant:	Madison Partners 2029 Century Park East, Suite 515 Los Angeles, California 90067

LIST OF EXHIBITS:

A	Site Plan

A-1	Base Building Work

B	Lease Improvement Agreement

C	First Amendment to Lease and Acknowledgment

D	Rules and Regulations

E	Janitorial Specifications

F	Exclusions From Operating Expenses and Real Estate Taxes

G	Floor Plans of Premises

STANDARD LEASE AGREEMENT

(OFFICE)

This Standard Lease Agreement (“Lease”) is made and entered into by the Landlord and Tenant referred to in the Basic Lease Information. The Basic Lease Information attached to this Lease as page 1 and page 2 is hereby incorporated into this Lease by this reference.

1.	PREMISES

(a) This Lease shall be effective as between Landlord and Tenant as of the full execution and delivery hereof by both Landlord and Tenant. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord upon the terms and conditions contained herein the Premises, which are more particularly described in Exhibit A attached hereto and made a part hereof (the “Premises”), including any tenant improvements (the “Tenant Improvements”) thereon presently existing or to be constructed by Tenant in accordance with the “Lease Improvement Agreement” attached as Exhibit B, which is made a part hereof by this reference. As hereinafter used in this Lease, the term “Building” shall refer to the entire structure which is synonymous with the Premises, and the term “Lot” shall refer to the Assessor’s tax parcel on which the Building is situated. This Lease confers no rights either with regard to the subsurface of the land below the ground level of the Building or with regard to airspace above the roof of the Building.

(b) Tenant acknowledges that, as of the Lease Date, the Building is vacant. Prior to the Commencement Date, Landlord and Tenant have agreed that Landlord will complete certain improvements to the Building (the “Base Building Work”) and Tenant will complete certain improvements to the Building (the “Tenant Improvements), both as more particularly described on Exhibit A-1 and Exhibit B attached hereto. The Tenant Improvements shall be funded in part by the Tenant Improvement Allowance and Additional Allowance as set forth in the Section 4.2 of the Lease Improvement Agreement. The Base Building Work shall be at Landlord’s sole cost and expense. Tenant agrees to construct the Tenant Improvements in compliance with all applicable laws, statutes and ordinances, and such construction shall be consistent with the Building Standards attached as Schedule 2 to Exhibit B, subject to events preventing such compliance beyond the reasonable control of Tenant (provided that Tenant has advised Landlord in writing of such noncompliance and the specific reasons therefor). Tenant may, not later than the Commencement Date, at Tenant’s expense, have a licensed architect measure the Premises (using the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996, published by BOMA International (the “BOMA Standard”)) to determine the rentable area and usable area of the Premises. Based on such measurement, the Base Rent, and Tenant Improvement Allowance and Additional Allowance shall be proportionately adjusted; provided, however, that in no event (i) will such measurement result in a Rent increase to Tenant of more than two percent (2%), or (ii) will the rentable area of the Premises be more than ten percent (10%) greater than the “Office Area” (as that term is defined in the BOMA Standard) of the Premises.

2.	ACCEPTANCE OF PREMISES

Except as otherwise provided in this Lease, Tenant’s taking possession of the Premises shall constitute Tenant’s acknowledgment that, to Tenant’s actual knowledge, the Premises are in good condition and that the Base Building Work (as defined in the Lease Improvement Agreement) is constructed in accordance with the Lease Improvement Agreement, and that Tenant agrees to accept the same in its condition existing as of the date of such entry and subject to all applicable municipal, county, state and federal statutes, laws, ordinances, including zoning ordinances, and regulations governing and relating to the use, occupancy or possession of the Premises. Notwithstanding the foregoing, within fifteen (15) days following the Commencement Date, Tenant shall deliver to Landlord a list of items (“Punch List Items”) that Tenant reasonably deems that Landlord complete or correct in order for the Premises to be reasonably acceptable (which shall not include any items damaged by Tenant, its agents, employees, contractors and/or subcontractors). Within thirty (30) days following Landlord’s receipt of the Punch List Items, to the extent commercially possible, Landlord shall complete and/or correct such items set forth on the Punch List Items using its good faith efforts and due diligence. No promise of Landlord to alter, remodel, repair or improve the Premises or the Building and no representation, express or implied, respecting any matter or thing related to the Premises or Building or this Lease

(including, without limitation, the condition of the Building or Premises) have been made to Tenant by Landlord, its agents or employees, other than as set forth in the Lease Improvement Agreement and as otherwise provided in this Lease. Nothing in this Section 2 shall, however, relieve Landlord of its obligation to correct any latent defects in the Premises or Building, or to construct the Base Building Work in compliance with all applicable laws.

3.	COMMON AREAS

The term “Common Areas” shall refer to all areas and facilities outside the Premises (including all appurtenant parking facilities). Landlord hereby grants to Tenant, during the term of this Lease, the exclusive right to use the Common Areas as they exist from time to time, subject to any reasonable rules, regulations, and restrictions governing the use of the Premises as from time to time made or amended by Landlord. Under no circumstances shall the right granted herein to use the Common Areas be deemed to include the right to store any property in the Common Areas. Provided that Landlord, using its commercially reasonable efforts, does not unreasonably interfere with Tenant’s use of the Premises or the parking facilities, Landlord reserves the right at any time and from time to time, to: (i) make alterations in or additions to the Premises and to the Common Areas; (ii) close the Common Areas to whatever extent required in the opinion of Landlord’s counsel to prevent a dedication of any of the Common Areas or the accrual of any rights of any person or of the public to the Common Areas; (iii) temporarily close any of the Common Areas for maintenance purposes; and (iv) promulgate reasonable rules and regulations governing the use of the Common Areas.

4.	TERM AND POSSESSION

Subject to and upon the terms and conditions set forth herein, the term of this Lease shall be for the period specified in the Basic Lease Information, commencing upon the earlier of the following dates (the “Commencement Date”): (i) the date on which the Premises are Substantially Complete (as defined below); or (ii) the date upon which the Tenant takes possession of the Premises in order to conduct its business operations therein, provided, however, and notwithstanding the foregoing, in no event shall the Commencement Date be later than the Scheduled Lease Commencement Date. Landlord shall give Tenant possession of the Premises for the purposes of Tenant installing the Tenant Improvements upon the date this Lease is fully executed, provided that such possession does not unreasonably interfere with or delay completion of the Base Building Work. Such early possession shall be upon all the terms and conditions of this Lease, except that in no event shall Tenant be required to pay Base Rent, Tenant’s Proportionate Share of Excess Expenses (as defined in Section 7(a) below), or any costs for parking, hoists, freight elevators, utilities or temporary HVAC during such early possession period. Within thirty (30) days after the Commencement Date, Landlord and Tenant shall execute an amendment to this Lease (“First Amendment to Lease and Acknowledgment”) setting forth the Commencement Date and the expiration date of the term of the Lease, which shall be in the form attached hereto as Exhibit C. For purposes of the foregoing, the Premises shall be deemed to be “Substantially Complete” when (i) a certificate of occupancy (temporary or final) for the Premises has been issued by the appropriate governmental entity, and (ii) the Base Building Work has been completed, with the exception of the Punch List Items.

5.	BASE RENT

(a) Tenant agrees to pay Landlord the Base Rent set forth in the Basic Lease Information, without prior notice, demand, deduction or offset (except as expressly set forth in this Lease or under applicable law) in the manner and amounts set forth in this Section 5. Landlord agrees to accept payment of Base Rent pursuant to wire transfer from Tenant. The term “Rent” as used in this Lease shall mean Base Rent, Tenant’s Proportionate Share of Excess Expenses, and any other amounts owing from Tenant to Landlord pursuant to the provisions of this Lease. The Base Rent shall be payable in advance on or before the first day of each month throughout the term of this Lease. Base Rent for any period during the term hereof which is for less than one month shall be a prorated portion of the monthly installment based upon a thirty (30)-day month.

(b) [Intentionally omitted]

(c) If the amount of Rent or any other payments due under this Lease violates the terms of any governmental restrictions on such Rent or payment, then the Rent or payment due during the period of such restrictions shall be the maximum amount allowable under those restrictions.

6.	SECURITY DEPOSIT

Waived.

7.	OPERATING EXPENSES

(a) For the purpose of this Section 7(a) and this Lease, the following terms are defined as follows:

(1)	“Base Year” shall mean the calendar year set forth in the Basic Lease Information.

(2)	“Tenant’s Proportionate Share” shall equal one hundred percent (100%).

(3)

“Operating Expenses” shall mean all reasonable and necessary costs and expenses paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in connection with the operation, repair, replacement and maintenance of the Building, including the following costs by way of illustration, but not limitation: (i) salaries, wages, compensation, benefits, pension or contributions and all medical, insurance and other fringe benefits paid to, for, or with respect to all persons, excluding management personnel (whether they be employees of Landlord, its managing agent or any independent contractor) for their services in the operation (including security services for the Building), maintenance, repair or cleaning of the Building, and payroll taxes, worker’s compensation, uniforms and dry cleaning costs for such persons; (ii) payments under service contracts with independent contractors for operating (including providing security services, if any), maintaining, repairing or cleaning the Building or any portion thereof or any fixtures or equipment therein; (iii) all costs for water, steam, sewer and other utility services to the Building, including any taxes on any such utilities; (iv) repairs and replacements which are appropriate to the continued operation of the Building as a first-class office building; (v) [intentionally omitted]; (vi) cost of landscaping in, on or about the Building; (vii) cost of building and cleaning supplies and equipment, cost of replacements for tools and equipment used in the operation, maintenance and repair of the Building and charges for lobby and elevator telephone service for the Building; (viii) financial expenses incurred in connection with the operation of the Building, such as insurance costs, including, but not limited to, any premiums, deductibles and other costs of insurance, as Landlord may, in its reasonable discretion, from time to time carry (including, without limitation, liability insurance, fire and casualty insurance, rental interruption insurance, flood and earthquake insurance, and any other insurance), attorneys’ fees and disbursements, auditing and other professional fees and expenses, association dues and any other ordinary and customary financial expenses incurred in the ordinary course in connection with the operation of the Building; (ix) fees payable to a property management company (which may be owned or controlled by Landlord or Landlord’s principals) for the property and asset management of a first-class office building, provided such fee shall not exceed the fee that would be charged by a first-class management company unaffiliated with Landlord that does not have a brokerage listing agreement with Landlord for the Building; (x) the cost of capital improvements made by Landlord in order (A) to conform to any changes enacted after the Commencement Date in laws, rules, regulations or requirements of any governmental authority having jurisdiction, or of the board of fire underwriters or similar insurance body, provided that such expense, if a capital expenditure as determined by generally accepted accounting procedures, shall be amortized on a straight line basis over such expenditure’s useful life, and only such amortized portion shall be included in Operating Expenses, not to exceed One Hundred Thousand and No/100ths Dollars ($100,000.00) in any given Lease Year (which limitation shall apply only during the initial Term of this Lease), or (B) to effect a labor saving, energy saving or other economy, which cost shall be included in Operating Expenses for the Lease Year in which such improvement was made not in excess of the savings resulting from such expenditure; (xi) costs for accounting, legal and other professional services incurred in the operation of the Building; (xii) rental payments made for equipment used in the operation and maintenance of the Building; (xiii) the cost of governmental licenses and permits, or renewals thereof, necessary for the operation of the Building; (xiv) sales, use and excise taxes on goods and services; (xv) real property taxes, assessments and bonds (collectively, “Real Estate Taxes”), which shall include, but not be limited to, any and all taxes, assessments, water and sewer charges and other similar governmental charges levied on or attributable to the Building, including the Building and the Lot, or their operation, ordinary and extraordinary, substitute and additional, unforeseen as well as foreseen, present and future, of any kind and nature whatsoever, including without limitation, (A) real property taxes or assessments levied or assessed against the Building and the Lot, (B) assessments or charges levied or assessed against the Building and the Lot by any redevelopment agency, (C) any tax measured by gross rentals received from the leasing of the Premises, excluding any documentary transfer taxes, net income, franchise, capital stock, estate or inheritance taxes imposed by the state or federal government or their agencies, branches or departments; provided that if at any time during the term any governmental entity levies, assesses or imposes on Landlord any (1) general or special, ad valorem or specific, excise, capital levy or other tax, assessment, levy or charge directly on the rent received under this Lease, or (2) any license fee, excise or franchise tax, assessment, levy or charge measured by or based, in whole or in part upon such rent, or (3) any transfer, transaction, succession, gift, transit, or similar tax, assessment, levy or charge based directly or indirectly upon the transaction represented by this Lease or such other leases, or (4) any occupancy, use, per capita or other tax, assessment, levy or charge based directly or indirectly upon the use or occupancy of the Premises, then any such taxes, assessments, levies and charges shall be deemed to be included in real property taxes and assessments (real estate taxes and assessments shall also include the reasonable cost to Landlord of contesting the amount, validity, or applicability of any real estate taxes and assessments); (xvi) [intentionally omitted]; and (xvii) all other reasonable or necessary expenses paid in connection with the operation, maintenance, repair, replacement and cleaning of the Building, that pursuant to sound property management practices consistently applied would be considered an operating expense. Please see Exhibit F for Operating Expense exclusions (in the event of any inconsistency between this Section 7(a)(3) and Exhibit F, the terms of Exhibit F shall control).

Any costs or expenses of the nature described above shall be included in Operating Expenses for any Lease Year no more than once, notwithstanding that such cost or expenses may fall under more than one of the categories listed above. Operating Expenses shall not be reduced as a result of Tenant performing for itself any of the services that Landlord provides for the Building. Landlord may use related or affiliated entities to provide service or furnish materials for the Building; provided the fees and charges of such related and affiliated entities do not exceed the reasonable fees charged in the applicable industry for a building similar to the Building.

(4)	Tenant’s Proportionate Share of Excess Expenses shall be payable by Tenant to Landlord as follows:

(i)	Beginning with the Lease Year following the Base Year and for each Lease Year thereafter, Tenant shall pay Landlord an amount equal to Tenant’s Proportionate Share of the Operating Expenses incurred by Landlord in the Lease Year which exceeds the total amount of Operating Expenses payable by Landlord for the Base Year. This excess is referred to as the “Excess Expenses.” Notwithstanding anything in this Lease to the contrary, in no event shall the Operating Expenses for any Lease Year exceed the Operating Expenses for the prior Lease Year by more than one hundred five percent (105%) (“Operating Expense Cap”) on a non-cumulative basis (the “Excess Expenses Cap”). The Excess Expenses Cap shall not apply to increases attributable to Real Estate Taxes, insurance or utilities.

(ii)	To provide for current payments of Excess Expenses, Tenant shall, at Landlord’s request, pay as additional rent during each Lease Year, an amount equal to Tenant’s Proportionate Share of the Excess Expenses payable during such Lease Year, as estimated and modified by Landlord from time to time, but not in excess of once per Lease Year. Such payments shall be made in monthly installments, commencing on the first day of the month following the month in which Landlord notifies Tenant of the amount it is to pay hereunder and continuing until the first day of the month following the month in which Landlord gives Tenant a new notice of estimated Excess Expenses. It is the intention hereunder to estimate from time to time the amount of the Excess Expenses for each Lease Year, including the Lease Year immediately following the Base Year, and Tenant’s Proportionate Share thereof, and then to make an adjustment in the following year based on the actual Excess Expenses incurred for that Lease Year.

(iii)	On or before April 1 of each Lease Year after the first Lease Year (or as soon thereafter as is practical), Landlord shall deliver to Tenant a statement (“Expense Statement”) setting forth Tenant’s Proportionate Share of the Excess Expenses and Excess Utilities Payments (as defined in Section 7(a)(5) below) for the preceding Lease Year; provided, however, that the failure of Landlord to supply such statement shall not constitute a waiver of Landlord’s rights to collect for such Excess Expenses or Excess Utilities Payments, except, however, in the event that Landlord’s failure to provide such statement exceeds two hundred seventy (270) days after the Lease Year in question, Landlord’s right to collect such Excess Expenses and Excess Utilities Payments shall terminate at such time. If Tenant’s Proportionate Share of the actual Excess Expenses or Excess Utilities Payments for the previous Lease Year exceeds the total of the estimated monthly payments made by Tenant for such year, Tenant shall pay Landlord the amount of the deficiency within thirty (30) days of the receipt of the statement. If such total exceeds Tenant’s Proportionate Share of the actual Excess Expenses or Excess Utilities Payments for such Lease Year, then Landlord shall credit against Tenant’s next ensuing monthly installment(s) of Base Rent and Excess Expense and Excess Utilities Payments an amount equal to the difference until the credit is exhausted. If a credit is due from Landlord on the Expiration Date, Landlord shall pay Tenant the amount of the credit within thirty (30) days following the determination of such amount. The obligations of Tenant and Landlord to make payments required under this Section 7 shall survive the Expiration Date. Tenant’s Proportionate Share of Excess Expenses and Excess Utilities Payments in any Lease Year having less than three hundred sixty-five (365) days shall be appropriately prorated.

(iv)	For a period of six (6) months after receipt of the Expense Statement, Tenant, or its representatives, shall be entitled, upon ten

(10) days prior written notice and during normal business hours, at the office of the Building’s property manager or such other place as Landlord shall reasonably designate, to inspect, copy and examine those books and records of Landlord relating to the determination of Excess Expenses and Excess Utilities Payments for the immediately preceding Lease Year. Failure of Tenant to request such inspection within such six (6) month period shall render such Expense Statement conclusive and binding on Tenant. If, after inspection and examination of such books and records, Tenant disputes the amounts of the Excess Expenses or Excess Utilities Payments charged by Landlord, Tenant may, by written notice to Landlord, request an independent audit of such books and records. The independent audit of the books and records shall be conducted by a certified public accountant, an independent property management company, or other reputable professional with the requisite experience regarding operating expenses (each, a “Qualified Auditor”) reasonably acceptable to both Landlord and Tenant. If, within thirty (30) days after Landlord’s receipt of Tenant’s notice requesting an audit, Landlord and Tenant are unable to agree on the Qualified Auditor to conduct such audit, then the presiding judge of the superior court may designate a Qualified Auditor not then employed by Landlord or Tenant to conduct such audit. The audit shall be limited to the determination of the amount of Excess Expenses and Excess Utilities Payments for the subject Lease Year. If the audit discloses that the amount of Excess Expenses or Excess Utilities Payments billed to Tenant was incorrect, the appropriate party shall pay to the other party the deficiency or overpayment, as applicable. Tenant shall pay all costs and expenses of the audit unless the audit shows that Landlord overstated Excess Expenses or Excess Utilities Payments for the subject Lease Year by more than five percent (5.00%), in which case Landlord shall pay all costs and expenses of the audit in an amount not to exceed two thousand five hundred dollars ($2,500). Tenant and the Qualified Auditor shall keep any information gained from such audit confidential and shall not disclose it to any other party (other than Tenant’s attorneys, accountants and other consultants and advisors), except as necessary to enforce the terms of this Lease. The exercise by Tenant of the audit rights hereunder shall not relieve Tenant of its obligation to timely pay all sums due hereunder, including, without limitation, the disputed Excess Expenses or Excess Utilities Payments.

(v)	Payment in Installments. All assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Expenses except in the year in which the assessment or premium installment is actually paid; provided, however, that if the prevailing practice in comparable buildings is to pay such assessments or premiums on an earlier basis, and Landlord pays on such basis, such assessments or premiums shall be included in Operating Expenses as paid by Landlord.

(vi)	Line Item Detail. Each time Landlord provides Tenant with an actual and/or estimated statement of Operating Expenses or Excess Utilities Payments, such statement shall be itemized on a line item by line item basis, showing the applicable expense for the applicable year and the year prior to the applicable year; such format and detail shall be reasonably consistent from year to year in order to facilitate Tenant’s review.

(vii)	Payment of Taxes and Insurance Premiums. Tenant shall not be required to pay its Proportionate Share of Real Estate Taxes or insurance premiums on the basis of estimates or in monthly installments. Tenant shall only be required to pay such Proportionate Share of Real Estate Taxes or insurance premiums ten (10) days prior to the due date Landlord is required to pay such taxes or insurance premiums. Landlord shall bill Tenant for Tenant’s Proportionate Share of Real Estate Taxes thirty (30) days before Landlord is required to make payments of such taxes to the appropriate taxing authorities. Landlord shall bill Tenant for Tenant’s Proportionate Share of insurance premiums thirty (30) days before Landlord is required to make payment of such insurance premiums to the appropriate insurer(s).

(viii)	Proposition 8. If Landlord receives a reduction in Real Estate Taxes attributable to the Base Year as a result of commonly called Proposition 8 application, then Real Estate Taxes for the Base Year and each Lease Year shall be calculated as if no Proposition 8 reduction in Real Estate Taxes were received.

(ix)	Service Agreements: If any portion of the Building is covered by a service agreement at any time during the Base Year and to the extent the Building is not covered by such service agreement during a subsequent Lease Year, Operating Expenses for the Base Year shall be deemed increased by such amount as Landlord would have incurred during the Base Year with respect to the items or matters covered by the subject or service agreement, had such service agreement not been in effect at the time during the Base Year.

(x)	Management Agreement. In the event that the property management agreement in effect during the Base Year changes in any subsequent year, and a service that was previously performed pursuant to, and as part of, such property management agreement is thereafter excluded from the scope of such management agreement, then such cost shall either be excluded from Operating Expenses or the Base Year shall be grossed up to reflect such cost of such performance.

8.	USE

Tenant shall use the Premises for the uses set forth in the Basic Lease Information, and shall not use the Premises for any other purposes. Tenant shall be solely responsible for obtaining any necessary governmental approvals of such use that is of a non-office nature. Tenant shall not do, bring, or keep anything in or about the Premises that will cause a cancellation of any insurance covering the Premises. If the rate of any insurance carried by Landlord is increased as a result of Tenant’s use for non-office purposes, Tenant shall pay to Landlord within thirty (30) days before the date Landlord is obligated to pay a premium on the insurance, or within thirty (30) days after Landlord delivers to Tenant a certified statement from Landlord’s insurance carrier stating that the rate increase was caused solely by an activity of Tenant on the Premises as permitted in this Lease, whichever date is later, a sum equal to the difference between the original premium and the increased premium. Landlord reserves the right to prescribe the weight and position of all safes, fixtures and heavy installations that Tenant desires to place in the Premises so as to distribute properly the weight, or to require plans prepared by a qualified structural engineer for such heavy objects, which shall be prepared at Tenant’s sole cost and expense.

9.	COMPLIANCE WITH THE LAW

(a) Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, zoning restriction, ordinance or governmental law or rule, regulation, or requirement of any duly constituted public authorities now in force or which may hereafter be enacted or promulgated, or subject Landlord to any liability for injury to any person or property by reason of any business operation being conducted in or about the Premises. Subject to Section 9(b) below, to the extent required due to Tenant’s specific use of the Premises, alterations of the Premises, or as a result of Tenant’s application for permits or authorizations, as opposed to compliance required by office tenants in general, Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, including, but not limited to, the Americans with Disabilities Act (“ADA”) of 1990 (42 U.S.C. § 12101 et seq.), any amendment thereto or regulations promulgated thereunder, or state or local ordinances or codes enacted pursuant thereto; or requirements of any board or fire insurance underwriters or other similar bodies, now or hereafter constituted, relating to or affecting the condition, use, or occupancy of the Premises by Tenant, excluding structural changes not related to or affected by Tenant’s improvements or acts. The final judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any law, statute, ordinance, or governmental rule, regulation, or requirement, shall be conclusive of that fact as between Landlord and Tenant.

(b) Landlord represents and warrants that to its actual knowledge, the Building and Premises, as of the Commencement Date to the extent such were constructed by or caused to be constructed by Landlord, are in compliance with all laws, statutes, ordinances and governmental rules, regulations including, but not limited to ADA, and all laws governing hazardous materials or hazardous substances, air quality and other environmental regulations. The foregoing representation and warranty of Landlord does not (i) include any improvements constructed or caused to be constructed by Tenant, and/or (ii) affect the Tenant’s obligations pursuant to Section 9(a) above and/or (iii) apply to any non-office use to which Tenant will put the Premises. In the event Landlord’s representation or warranty in this section is finally determined to be incorrect, as Tenant’s sole remedy, Landlord shall be responsible for promptly taking actions to cause such compliance, at Landlord’s sole cost and expense.

10.	ALTERATIONS AND ADDITIONS

(a) Tenant shall not make or suffer to be made any non-structural alterations, additions, or improvements (collectively, “Alterations”) to or of the Premises, or any part thereof, without first obtaining the written consent of Landlord, which shall not be unreasonably withheld or delayed; provided, however, if the Alterations would adversely affect the structure or safety of the Building or its electrical, plumbing, HVAC, mechanical or safety systems, or if such Alterations would create an obligation on Landlord’s part to make modifications to the Building, and Tenant is not willing to pay the cost necessary to remediate such problems, Landlord may withhold its consent in its sole and absolute discretion. Notwithstanding the foregoing, without the prior consent of Landlord, but with the prior notice to Landlord, Tenant shall be entitled to make Alterations within the Premises, provided that (i) the cost of construction of such Alterations does not exceed One Hundred Thousand and No/100ths Dollars ($100,000.00) per project, and (ii) does not affect the plumbing, electrical, structural or mechanical systems of the Building, and (iii) Tenant otherwise complies with the provisions of this Section. In no event shall carpeting, painting or other work of a similar decorative nature (and which does not require a building permit) require the consent of, or notice to, the Landlord. All Alterations shall comply with all applicable laws, statutes and ordinances, which include, but are not limited to ADA. Any Alterations to or of said Premises, including, but not limited to, wall covering, paneling, and built-in cabinet work, but excepting movable furniture and trade fixtures, shall on the expiration of the Term become a part of the realty and belong to Landlord, and shall be surrendered with the Premises. However, Landlord shall provide written notice to Tenant (concurrently with Landlord’s approval of such Alteration) whether Tenant will be required to remove such Alteration. If Landlord so states in such written notice, Tenant, at its own cost shall remove such Alteration upon the expiration of the Term. Upon Landlord’s approval of the requested Alterations, Tenant shall secure all necessary permits, if applicable. Before Landlord’s consent to such Alterations, Tenant shall submit detailed specifications, floor plans and necessary permits (if applicable) to Landlord for review. In no event shall any Alterations affect the structure of the Building or its facade. Landlord and Tenant acknowledge and agree that Tenant may install supplemental HVAC in the Premises in the future at Tenant’s sole cost and expense, with the prior approval by Landlord of the plans, specifications, and installation contractor for the supplemental HVAC, such approval not to be unreasonably withheld or unduly delayed. Any supplemental HVAC shall be left in the Premises upon expiration of the Lease term. Any HVAC servicing of the existing HVAC or supplemental HVAC shall be performed by contractors reasonably approved in advance by Landlord. As a condition to its consent, Landlord may request adequate assurance that all contractors who will perform such work have in force workman’s compensation and such other employee and public liability insurance as Landlord deems reasonably necessary. In the event Landlord consents to the making of any Alterations to the Premises by Tenant, the same shall be made by Tenant at Tenant’s sole cost and expense, completed to the reasonable satisfaction of Landlord, and the contractor or person selected by Tenant to make the same must first be approved in writing by Landlord which approval shall not be unreasonably withheld or delayed. If Tenant makes any Alterations to the Premises as provided in this Section, the Alterations shall not be commenced until ten (10) business days after Landlord has received notice from Tenant stating the date the installation of the Alterations is to commence so that Landlord can post and record an appropriate notice of non-responsibility. Tenant shall reimburse Landlord for any reasonable out-of-pocket expenses incurred by Landlord in connection with the Alterations made by Tenant, including any reasonable fees charged by Landlord’s contractors or consultants to review plans and specifications prepared by Tenant, and the cost of updating the existing as-built plans of the Building to reflect the Alterations, not to exceed One Thousand and No/100ths Dollars ($1,000.00) in total per Alteration; Landlord must, at the time that Landlord consents to the Alteration, have provided Tenant with a binding estimate of such costs. Tenant shall indemnify, defend and hold the Landlord, the Building and the Premises free and harmless from any liability, loss, damage, cost, attorneys’ fees and other expenses incurred on account of such construction, or claims by any person performing work or furnishing materials or supplies for Tenant or any persons claiming under Tenant. Notwithstanding anything in this Section 10(a) to the contrary, in no event shall Landlord require Tenant to remove any portion of the Tenant Improvements, except that any cabling installed by Tenant, pursuant to Section 11(a), and/or trade fixtures and Tenant Improvements installed by Tenant without the prior, written consent of Landlord, shall be removed at the expiration of the Lease Term.

(b) Landlord agrees that, subject to Tenant’s compliance with Section 10(a) above, Tenant shall be entitled to install a satellite/microwave dish upon the roof of the Building in a location reasonably acceptable to Landlord and Tenant; no rent or license fee shall be charged. Tenant acknowledges that view aesthetics of the Building shall be considered in the placement of such dish. Tenant shall be responsible for the maintenance and repair of such dish and shall remove, at Tenant’s cost, such dish from the roof of the Building upon the expiration or earlier termination of this Lease and shall repair any damage caused thereby and reseal any roof penetrations.

11.	REPAIRS AND MAINTENANCE:

(a) By taking possession of the Premises, Tenant shall be deemed to have accepted the Premises as being in good and sanitary order, condition and repair, excepting the Punch List Items and latent defects in the construction done by Landlord, its agents, employees, contractors, and subcontractors. Except as provided in Section 11(c) (pursuant to which Landlord is to undertake various repairs and maintenance), Tenant shall, at Tenant’s sole cost and expense, maintain the Premises, in clean and good condition and repair, ordinary wear and tear and casualty excepted. Without limiting the generality of the foregoing, Tenant shall be solely responsible for maintaining and repairing all fixtures, non-building standard electrical lighting (if identified as being non-building standard at the time that Landlord approves the Plans under the Lease Improvement Agreement), ceilings and floor coverings, doors, and interior walls within the Premises to the extent the foregoing are nonstructural elements of the Building, using the same quality of materials as used in the original construction. In addition, Tenant shall be responsible for all repairs made necessary by Tenant or Tenant’s invitees. Landlord acknowledges that Tenant shall have no obligation to repair or maintain any areas outside of the Premises, unless such repair or maintenance is required due to acts of Tenant, its agents, employees, contractors and subcontractors and the cost thereof is not covered by insurance carried by Landlord or required to be carried by Landlord under this Lease. Excepting maintenance, repairs or replacements required due to the negligence or willful misconduct of Landlord, its agents, employees, contractors and subcontractors, Tenant acknowledges that Landlord shall have no obligation to maintain, repair or replace any telecommunications or computer cabling or wiring which is located in the Premises or which exclusively serves the Premises (collectively, “Cabling”), except in the event that such would be required due to Landlord’s negligent acts or omissions. Tenant shall have the right to install in the Premises such Cabling as it may require. Tenant shall, at Tenant’s expense, contract with SBC or another reputable contractor to maintain the Cabling. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises except as specifically set forth in this Lease. Under no circumstances shall Tenant make any repairs to the Building or to the mechanical, electrical or heating, ventilating or air conditioning systems of the Premises or the Building, unless such repairs are previously approved in writing by Landlord. Tenant waives the provisions of Sections 1931(1), 1941 and 1942 of the California Civil Code, and any similar or successor law regarding Tenant’s right to make repairs and deduct expenses of such repairs from the Rent due under this Lease, subject, however, to the terms of Section 11(d) below. In no event shall Tenant be responsible for repairs or replacements necessitated by ordinary wear and tear, damage by third party casualty or damage caused by Landlord or others for which Tenant is not responsible, nor shall Tenant be responsible for the correction or repair of any latent defect in the Premises, or any condition, dilapidation or defect of which Landlord has actual knowledge prior to the Commencement Date.

(b) Landlord shall operate the Building (and provide maintenance, repairs and replacements pursuant to Section 11(c) below) to a standard or quality consistent with that of other first-class buildings in the immediate geographical area and shall (i) provide janitorial service to the Premises on a five (5)-day-a-week basis (excepting holidays described in the Basic Lease Information), consistent with the janitorial specification attached hereto as Exhibit E, (ii) provide nonexclusive, non-attended automatic passenger elevator service at all times, (iii) replace Building standard lamps, starters and ballasts (all nonstandard lighting within the Premises shall be the responsibility of Tenant), and (iv) provide monitoring for the fire sprinklers, exit lighting and parking lot lighting, in or outside the Building.

(c) Landlord shall be responsible for maintaining and repairing all structural portions and latent defects of the Building, at Landlord’s sole expense (and not as part of Operating Expenses), and shall maintain the roof, side walls, and foundations of the Building in good, clean and safe condition and repair. Landlord shall be entitled to approve, in its sole discretion, the sealing of any roof penetrations caused by Tenant Improvements. Landlord shall also maintain all landscaping, driveways, parking lots, fences, signs, sidewalks and the Common Areas. Landlord shall be responsible for maintenance and repair of all washrooms, mechanical, electrical and common area telephone closets, windows, plate glass, exterior doors, plumbing, heating, electrical, air conditioning and ventilation and life safety systems, and elevators. Except as otherwise provided in this Lease, Landlord shall have no liability to Tenant, nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord making any repairs or changes which Landlord is required or permitted by this Lease or required by law to make in or to any portion of the Building or the Premises. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business at the Premises. If Tenant fails to maintain the Premises as required in Section 11(a), Landlord may give Tenant thirty (30) days’ written notice to do such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work within such time period and diligently prosecute it to completion, then Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work. Any amount so expended by Landlord shall be paid by Tenant promptly after demand with interest at the Prime Rate plus two percent (2%) per annum, from the date of such work, but not to exceed the maximum amount then allowed by law. Landlord shall have no liability to Tenant for any damage, inconvenience, or interference with the use of the Premises by Tenant as the result of performing any such work. For the purpose of this Lease, the “Prime Rate” shall mean the rate, or base rate, reported in the Money Rates column or section of The Wall Street Journal as being the base rate on corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) on the first date on which The Wall Street Journal is published in the month preceding the month in which the subject costs are incurred.

(d) If Landlord fails to provide repairs or maintenance as required under this Lease, and such failure interferes with Tenant’s use of the Premises, and Tenant has notified Landlord of the necessity of such repairs or maintenance in writing, then Tenant may perform such repairs or maintenance at Landlord’s cost by taking whatever action is reasonably necessary to do so, provided:

(1) Tenant gives Landlord (and any mortgagee whose address has been provided to Tenant) notice of Tenant’s intent to take such action at least ten (10) business days prior to taking any such action, Landlord further fails or refuses to commence repairs within three (3) business days after a second written notice to Landlord and such mortgagee (which notice cannot be effective until the lapse of the aforementioned ten (10) business day period) (if the nature of the required repair is such that Landlord’s failure to act is reasonably likely to result in injury to Tenant’s employees or visitors, or damage to Tenant’s personal property, the aforementioned notice period shall be one (1) business day, and there shall be no requirement that Tenant notify Landlord’s mortgagee);

(2) If such repairs or maintenance will affect the Building’s electrical or mechanical systems, or the structural integrity of the Building, Tenant shall use only those contractors used by Landlord in the Building that work on the Building’s systems, equipment or structure (unless such contractors are unwilling or unable to perform such work, or the urgent nature of the required repair makes using those contractors impractical, in which events Tenant may utilize the services of any other qualified contractor approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed).

If Landlord does not deliver a detailed written reasonable objection to Tenant within thirty (30) days after receipt of any invoice from Tenant of the reasonable costs and expenses incurred by Tenant in so repairing or maintaining (such invoice to contain a reasonably particularized breakdown of the costs and expenses incurred by Tenant in connection therewith) then Tenant shall be entitled to deduct from Rent next due the amount set forth in such invoice (to the extent not previously paid by Landlord).

12.	WASTE

Tenant shall not use the Premises in any manner that will constitute waste, nuisance, or unreasonable annoyance (which includes excessive noise and/or vibration) to owners or occupants of adjacent properties or to other tenants of the Building.

13.	LIENS

Tenant shall keep the Premises and the Lot free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. Landlord may, at its election, and upon ten (10) days’ notice to Tenant, remove any liens, in which case Tenant shall pay to Landlord the cost of removing the lien, including reasonable attorneys’ fees. Landlord shall have the right at all times to post on the Premises any notices permitted or required by law for the protection of Landlord, the Premises, the Building or the Lot from mechanics’ and materialmen’s liens. To the extent a lien arises out of any work performed, materials furnished, or obligations incurred by Tenant, Tenant shall have thirty (30) days to remove such lien, or provide a bond to Landlord in an amount sufficient to satisfy the lien.

14.	UTILITIES AND SERVICES

(a) Landlord agrees to furnish to the Premises during the Business Hours (and during non-Business Hours, subject to the terms of this Section 14), subject to the conditions and in accordance with the standards set forth in this Lease, adequate quantities of electric current for normal lighting and fractional horsepower office machines, water for lavatory and drinking purposes (hot and cold), heat and air conditioning required in the comfortable use and occupation of the Premises, and elevator service by non-attended automatic elevators. Tenant acknowledges and agrees that Landlord may impose a reasonable charge for the use of any additional or unusual janitorial services required by Tenant’s carelessness or the nature of Tenant’s business that is inconsistent with the Use permitted under this Lease. Landlord shall not be obligated to service, maintain, repair or replace any system or improvement in the Premises that has not been installed by Landlord at Landlord’s expense, or which is a specialized improvement requiring additional or extraordinary maintenance or repair (by way of example only, if the standard premises in the Building contain fluorescent light fixtures, Landlord’s obligation shall be limited to the replacement of fluorescent light tubes, irrespective of any incandescent fixtures that may have been installed in the Premises at Tenant’s expense). Landlord shall not be liable for, and (except as provided in Section 14(b) below) Tenant shall not be entitled to any abatement or reduction of rent by reason of Landlord’s failure to furnish any of the foregoing when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character or for any other causes; provided, however, Landlord shall use its reasonable efforts to cause such services to be restored as soon as possible. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to the interruption or failure of any services to be provided under this Lease.

(b) If there shall be an interruption, curtailment or suspension of the Building’s elevator, electricity or HVAC service or water supply (and no reasonably equivalent alternative service or supply is provided by Landlord) (each, a “Service Interruption”), and if (i) such Service Interruption shall not have been caused, in whole or in part, by an act or omission or negligence of Tenant, or of Tenant’s agents, employees or contractors, (ii) such Service Interruption does not arise as a result of a matter, event or condition affecting the general area in which the Building is located, such as rolling electrical blackouts, (iii) such Service Interruption shall have been caused, in whole or in part, by an act or omission or negligence of Landlord, or of Landlord’s agents, employees or contractors, and (iv) Landlord shall have failed to cure such Service Interruption within five (5) business days after the occurrence thereof, Rent hereunder shall thereafter be abated in the same proportion as the portion of the Premises affected by the Service Interruption bears to the entire Premises from the end of such five (5) business day period until such time as such services or utilities are restored or Tenant begins using the Premises (or affected portion thereof) again, whichever shall first occur.

(c) Tenant acknowledges and agrees that Tenant’s use of the Premises during non-Business Hours imposes additional burden on the Building’s janitorial services, fluorescent light tubes, HVAC, and the Common Areas. Accordingly, non-Business Hours use of services will be made available to Tenant through an access or override switch accessible to Tenant from the Premises and will be billed as an after hours rent assessment (the “After Hours Charge”) as reasonably determined by Landlord from time to time. The current After Hours Charge is Twenty-Seven and 00/100 Dollars ($27.00) per hour per zone, which rate Landlord may increase only due to actual increases in Landlord’s maintenance or utility costs. Tenant shall be entitled to access to the Premises twenty-four (24) hours per day, three hundred sixty-five (365) days per calendar year.

(d) Except as otherwise provided in the Lease Improvement Agreement, Tenant shall not, without the prior consent of Landlord, connect to the utility systems of the Building any apparatus, machinery or other equipment except typical office machines and devices such as electric typewriters, word processors, mini and micro-computers and office-size photocopiers. Nor shall Tenant, without the prior written consent of Landlord, connect to any electrical circuit in the Premises any apparatus or equipment with power requirements that exceed the designed electrical capacity of the Premises as described in the Lease Improvement Agreement. Landlord agrees that in all events, Tenant shall have the use of all current available electricity to the Building and parking lot for Tenant’s equipment, at no additional charge. Tenant shall pay the cost of all utilities and services supplied to Tenant in connection with Tenant’s use of additional office equipment approved by Landlord hereunder. Notwithstanding Landlord’s consent to such excess loading of circuits, Tenant shall pay the cost of any additional or above-standard capacity electrical circuits necessitated by such excess loading circuits and the installation thereof.

(e) All sums payable hereunder by Tenant for additional services or for excess utility usage shall be payable within thirty (30) days after written request from Landlord, including reasonable supporting documentation, except that Landlord may require Tenant to pay monthly for the estimated cost of Tenant’s excess utility usage if such usage occurs on a regular basis, and such estimated amounts shall be payable in advance on the first day of each month.

(f) Tenant may elect to hire its own cleaning and janitorial service, upon not less than thirty (30) days notice to Landlord. If Tenant makes such an election, Tenant shall receive a reduction in Base Rent equal to the cost that Landlord actually incurred in the Base Year in providing such janitorial service.

(g) Landlord shall provide commercially reasonable levels of security service for the Building, the cost of which shall be included in Operating Expenses.

(h) Landlord shall cause the Building’s windows to be washed, inside and out, as often as commercially reasonable, but in all events no less frequently than twice per calendar year; the cost of such window washing shall be included in Operating Expenses.

15.	ASSIGNMENT AND SUBLETTING

(a) Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed as provided in this Section 15: (a) assign, mortgage, pledge, encumber or otherwise transfer this Lease, the term or estate hereby granted, or any interest hereunder; (b) permit the Premises or any part thereof to be utilized by anyone other than Tenant (whether as concessionaire, franchisee, licensee, permittee or otherwise); or (c) except as hereinafter provided, sublet or offer or advertise for subletting the Premises or any part thereof. Any assignment, mortgage, pledge, encumbrance, transfer or sublease without Landlord’s consent shall be voidable and, at Landlord’s election, shall constitute a default.

Notwithstanding the foregoing and Subsections (b) and (c) below, Tenant may assign this Lease or sublet the Premises or a portion thereof, without Landlord’s consent, but with prior written notice, to any corporation, partnership, individual or other entity which controls, is controlled by or is under common control with Tenant; or to any corporation, partnership, individual or other entity, resulting from the merger or consolidation with Tenant; or to any person or entity which acquires all of the assets of Tenant’s business going concern, provided that (i) the assignee or subtenant assumes, in full, the obligations of Tenant under this Lease (or, in the case of a sublease, the non-monetary obligations relevant to the portion of the Premises being subleased), (ii) Tenant remains fully liable under this Lease, (iii) the use of the Lease by such transferee conforms with the requirements of this Lease, and (iv) if Tenant is no longer a viable operating business, the proposed transferee shall have a net worth which is comparable to that of Tenant as of the Lease Date. Provided that Tenant is a corporation, and (i) the stock of Tenant is traded on a national exchange, the transfer of stock in Tenant shall not be considered an assignment, sublease or transfer under the Lease, or (ii) the stock of Tenant is not traded on a national exchange, the collective transfer of fifty percent (50.00%) or less of such stock shall not be considered an assignment, sublease or transfer under this Lease.

(b) If at any time or from time to time during the Term of this Lease, Tenant desires to assign this Lease with respect to, or to sublet, all or any part of the Premises, then at least twenty (20) days prior to the date when Tenant desires the assignment or subletting to be effective (the “Transfer Date”), Tenant shall give Landlord a notice (the “Transfer Notice”) which shall set forth the name, address and business of the proposed assignee or subtenant, information (including financial statements and references) concerning the character of the proposed assignee or subtenant, in the case of a proposed sublease, a detailed description of the space proposed to be sublet, which must be a single, self-contained unit (the “Space”), any rights of the proposed assignee or subtenant to use Tenant’s improvements and the like, the Transfer Date, and the fixed rent and/or other consideration and all other material terms and conditions of the proposed assignment or subletting, all in such detail as Landlord may reasonably require, if Landlord promptly (not later than ten (10) business days after receipt of the Transfer Notice) requests additional detail, the Transfer Notice shall not be deemed to have been received until Landlord receives such additional detail. If this Lease or any interest in this Lease is sold, assigned or transferred by Tenant, or Tenant subleases any part of the Premises, without Landlord’s consent, Landlord may, cumulative of any other right or remedy available to Landlord, elect to terminate this Lease (as it affects the portion of the Premises sought to be sublet or assigned) as of the effective date of the proposed transfer. Landlord’s acceptance of any name for listing on the Building directory will not be deemed, not will it substitute for, Landlord’s consent, as required by this Lease, to any sublease, assignment or other occupancy of the Premises.

(c) Landlord shall be permitted to consider any reasonable factor in determining whether or not to withhold its consent to a proposed assignment or sublease and Landlord shall make such determination within twenty (20) days following Landlord’s receipt of the Transfer Notice. The failure of Landlord to deliver written notice of such determination within such time period shall be deemed Landlord’s disapproval thereof. Without limiting the other instances in which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, it shall be reasonable for Landlord to withhold its consent if Landlord establishes that any of the following conditions are not satisfied:

(1) The proposed use by the transferee shall (i) comply with Tenant’s permitted use, (ii) not materially increase the likelihood of damage or destruction, (iii) not materially increase the density of occupancy of the Premises or increase the amount of pedestrian and other traffic through the Building beyond the limits for which the Building was designed, (iv) not be likely to cause an increase in insurance premiums for insurance policies applicable to the Building, unless paid for by Tenant or the transferee, (v) not require new tenant improvements incompatible with then-existing Building systems and components, unless paid for by Tenant or the transferee, (vi) unless paid by Tenant or the transferee, not require Landlord to make material modifications to the Building outside of the Premises (in order, for example, to comply with laws such as the ADA), and (viii) not otherwise have or cause a material adverse impact on the Premises, the Building, or Landlord’s interest therein.

(2) The proposed transferee shall not be a foreign government entity.

(3) Any ground lessor or mortgagee whose consent to such transfer is required fails to consent thereto, notwithstanding Landlord’s good faith and diligent efforts to obtain such consent.

(d) Provided Landlord has consented to such assignment or subletting, Tenant shall be entitled to enter into such assignment or sublease with the third party identified in the Transfer Notice subject to the following conditions:

(1) At the time of the transfer, no event of monetary default or monetary material default under this Lease (following the giving of notice and passage of the applicable cure period under Section 24) shall have occurred and be continuing;

(2) The assignment or sublease shall be on the same terms substantially set forth in the Transfer Notice given to Landlord;

(3) No assignment or sublease shall be valid and no assignee or sublessee shall take possession until an executed counterpart of the assignment or sublease has been delivered to Landlord;

(4) No assignee or sublessee shall have a right further to assign or sublet without Landlord’s consent thereto in each instance, which consent in the case of a future assignment should not be unreasonably withheld or delayed;

(5) Any assignee shall have assumed in writing the obligations of Tenant under this Lease;

(6) Any subtenant shall have agreed in writing to comply with all applicable terms and conditions of this Lease with respect to the Space;

(7) In the event Tenant sublets the entire Premises or any part thereof, and where the Landlord’s consent is otherwise required, Tenant shall deliver to Landlord fifty percent (50.00%) of any excess rent within thirty (30) days of Tenant’s receipt thereof pursuant to such subletting. As used herein, “excess rent” shall mean any sums or economic consideration per square foot of the Premises received by Tenant pursuant to such subletting in excess of the amount of the rent per square foot of the Premises payable by Tenant under this Lease applicable to the part or parts of the Premises so sublet; provided, however, that no excess payment shall be payable until Tenant shall have recovered therefrom all of the costs incurred by Tenant for brokerage commissions, tenant improvement work approved by Landlord, reasonable rent concessions, reasonable attorneys fees, and reasonable marketing fees, in conjunction with such sublease; and

(8) In the event Tenant assigns this Lease, and where the Landlord’s consent is otherwise required, Tenant shall deliver to Landlord fifty percent (50.00%) of any excess payment within thirty (30) days of Tenant’s receipt thereof pursuant to such assignment. As used herein, “excess payment” shall mean the amount of payment received for such assignment of this Lease in excess of the rent payable by Tenant under this Lease; provided, however, that no excess payment shall be payable until Tenant shall have recovered therefrom all of the costs incurred by Tenant for brokerage commissions, tenant improvement work approved by Landlord, rent concessions, reasonable attorneys fees, and reasonable marketing fees, in conjunction with such assignment.

(e) No subletting or assignment shall release Tenant of Tenant’s obligations under this Lease or alter the liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by an assignee or subtenant of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor. Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with assignees of Tenant, after notifying Tenant, or any successor of Tenant, and after obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.

(f) If Tenant assigns the Lease or sublets the Premises or requests the consent of Landlord to any assignment or subletting, then Tenant shall, upon demand, pay Landlord an administrative fee not to exceed Five Hundred and No/100ths Dollars ($500.00).

(g) Tenant may require, as part of its Transfer Notice, that a transferee receive a recognition agreement (the “Recognition Agreement”) from Landlord which provides that in the event this Lease is terminated, Landlord shall recognize the transferee (and such transferee shall be bound to and recognize Landlord), provided that Landlord shall only execute a Recognition Agreement with such transferee, under the following conditions (which conditions must be reflected in the Recognition Agreement): (i) such transfer is made upon the same terms and conditions set forth in this Lease, subject to equitable modifications based on the number of rentable square feet contained in the Space; provided, however, the economic terms of such transfer may be more favorable to Landlord than those set forth in this Lease, (ii) the Space contains only full floors in the Building, (iii) all Space is contiguous, (iv) the transferee is, as of the date this Lease is terminated, a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the subject transfer (it being agreed that it would be reasonable for Landlord to deny a Recognition Agreement to any transferee whose net worth is less than the product of $20,000,000 times the number of floors the transferee is leasing, but such specific minimum net worth requirement shall not, however, be imposed on transferees not requesting a Recognition Agreement), (v) Landlord shall not be liable for any act or omission of Tenant, (vi) Landlord shall not be subject to any offsets or defenses which the transferee might have as to Tenant or to any claims for damages against Tenant, (vii) Landlord shall not be required or obligated to credit the transferee with any rent or additional rent paid by the transferee to Tenant, (viii) Landlord shall not be bound by any terms or conditions of the transfer which are inconsistent with the terms and conditions of this Lease, (ix) Landlord shall be responsible for performance of only those covenants and obligations of Tenant pursuant to the transfer accruing after the termination of this Lease, (x) the transferee shall make full and complete attornment to Landlord, as lessor, pursuant to a written agreement executed by Landlord and the transferee, so as to establish direct privity of contract between Landlord and the transferee with the same force and effect as though the transfer was originally made directly between Landlord and the transferee, (xi) the transferee benefiting from the Recognition Agreement must agree to sign a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”) in favor of any Superior Lienor (as defined in Section 31(d) below), which SNDA shall require the transferee to be bound to recognize the Superior Lienor and any successor thereto, and (xii) Tenant shall remain fully liable under this Lease, as provided in Sections 15(a)(ii) and 15(e) above. Upon Landlord’s written request given any time after the termination of this Lease, the transferee shall execute a lease for the space subject to the applicable transfer upon the same terms and conditions as set forth in the Recognition Agreement. Tenant agrees that Landlord may consider, in exercising its reasonable discretion under Section 15(a) above whether or not to consent to a given transfer, the Tenant’s request for a Recognition Agreement under this Section 15(g). If it is reasonable do so, Landlord may reject the transfer on the grounds that the proposed transferee does not have sufficient creditworthiness to be entitled to a Recognition Agreement, in which event Tenant shall have the right to amend its Transfer Notice to delete the request for a Recognition Agreement.

(h) Notwithstanding anything to the contrary in this Lease, Tenant shall not be deemed to have waived any of its rights under California Civil Code Section 1995.310.

(i) Tenant may allow any person or company which is a client or customer of Tenant or which is providing service to Tenant or one of Tenant’s clients to occupy certain portions of the Premises (not to exceed, at any one time, a total of 20,000 rentable square feet), without such occupancy being deemed an assignment or subleasing as long as no new demising walls are constructed to accomplish such occupancy and as long as such relationship was not created as a subterfuge to avoid the obligations set forth in this Section 15.

16.	INDEMNITY

(a) Subject to the provisions of Section 18(e) below and to the extent not funded and paid to Landlord by any insurance maintained by Tenant, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all claims, damages, liabilities, and expenses (including reasonable attorneys’ fees) to the extent arising from Tenant’s use of the Premises for the conduct of its business or from any activity, work or other thing done, permitted or suffered by the Tenant in or about the Building, and shall further indemnify, defend and hold harmless Landlord against and from any and all claims to the extent arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or from any act or negligence of the Tenant, or any officer, agent, employee, guest or invitee of Tenant, and from all and against all reasonable cost, attorney’s fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon, and, if any case, action or proceeding be brought against Landlord by reason of any such claim, Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel selected by Tenant and approved in writing by Landlord such approval not to be unreasonably withheld or delayed. Notwithstanding the preceding sentence, such indemnification by Tenant and such assumption and waiver of claims shall not include damage or injury to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors or which is covered by insurance carried by Landlord or required to be carried by Landlord under this Lease. Subject to Section 18(e) below and to the extent not funded and paid to Tenant by any insurance maintained by Landlord or Tenant, Landlord shall indemnify, defend and hold harmless Tenant against and from any and all claims, damages, liabilities, and expenses (including reasonable attorneys’ fees) to the extent arising from any breach or default in the performance of any obligation on Landlord’s part to be performed under the terms of this Lease, or from any act or negligence of Landlord, or any officer, agent, employee, guest or invitee of Landlord, and from and against all reasonable costs, attorneys’ fees, expenses and liabilities incurred in or about any such claim or any action or proceeding brought thereon, and, if any case, action or proceeding be brought against Tenant by reason of any such claim, Landlord upon notice from Tenant, shall defend same at Landlord’s expense by counsel selected by Landlord and approved in writing by Tenant, such approval not to be unreasonably withheld or delayed. Notwithstanding any other provision of this Lease to the contrary, Landlord shall not be responsible for any damages relating to Tenant’s loss of business resulting from an event requiring indemnification pursuant to this Section.

(b) Neither Landlord nor any of its Affiliates shall be liable for and there shall be no abatement of rent for (i) any damage to Tenant’s property stored with Affiliates of Landlord, (ii) loss of or damage to any property by theft or any other wrongful or illegal act, or (iii) any injury or damage to persons or property resulting from fire, explosion, wind, earthquake, falling plaster, steam, gas, electricity, flood, water or rain which may leak from any part of the Building or from the pipes, appliances, appurtenances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness or from any other cause whatsoever, or (iv) any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building, whether within or outside of the Property. Tenant and Landlord agree that in no case shall the other ever be responsible or liable on any theory for any injury to such other party’s business, loss of profits, loss of income or any other form of consequential damage. Tenant shall give prompt notice to Landlord in the event of (a) the occurrence of a fire or accident in the Premises or in the Building, or (b) the discovery of any defect therein or in the fixtures or equipment thereof.

17.	DAMAGE TO PREMISES OR BUILDING

All injury to the Premises or the Building caused by moving the property of Tenant or its employees, agents, guests or invitees into, in or out of the Building and all breakage done by Tenant or the agents, servants, employees, and visitors of Tenant shall be repaired as determined by the Landlord at the expense of the Tenant (except to the extent paid by insurance carried by, or required to be carried by Landlord).

18.	TENANT’S INSURANCE

(a) All insurance required to be carried by Tenant hereunder shall be issued by responsible insurance companies which are rated by Best Insurance Reports as A-VII or better and reasonably acceptable to Landlord and Landlord’s lender and licensed or authorized to do business in the State of California. Each policy shall include Landlord, and at Landlord’s request any mortgagee of Landlord, as an additional insured (but only as to the liability policy carried by Tenant), as their respective interests may appear. Each policy shall contain (i) a separation of insureds condition, (ii) a provision that such policy and the coverage evidenced thereby shall, as to any loss resulting from Tenant’s negligent acts, be primary and non-contributing with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance for Landlord’s interest only, and (iii) a waiver by the insurer of any right of subrogation against Landlord, its agents, employees and representatives, which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives (but only as to the property policy). A copy of each certificate of the insurer evidencing the existence and amount of each insurance policy required hereunder together with an additional insured endorsement shall be delivered to Landlord before the date Tenant is given possession of the Premises, and annually thereafter, within thirty (30) days after any demand by Landlord therefor. No such policy shall be cancelable, materially changed or reduced in coverage except after endeavoring to provide thirty (30) days’ written notice to Landlord (and not less than ten (10) days, in the case of nonpayment of premiums). Tenant agrees that if Tenant does not take out and maintain such insurance following a written notice from Landlord and passage of the applicable cure period under Section 24, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge the Tenant the premiums, which shall be payable upon demand. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by the Tenant, provided such blanket policies expressly afford coverage to the Premises, Landlord, Landlord’s mortgagee and Tenant as required by this Lease.

(b) Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the term of this Lease, Tenant shall procure, pay for and maintain in effect policies of property insurance covering trade fixtures, merchandise and other personal property from time to time, in, on or about the Premises, in an amount not less than one hundred percent (100%) of their actual replacement cost from time to time, providing protection against all risks of physical loss or damage. Upon termination of this Lease following a casualty as set forth herein, the proceeds shall be paid to Tenant.

(c) Beginning on the date Tenant is given access to the Premises for any purpose and continuing until expiration of the Term of the Lease, Tenant shall procure, pay for and maintain in effect workers’ compensation and employer’s liability insurance. In addition, Tenant shall carry commercial general liability insurance including coverage for personal injury and contractual liability with not less than Two Million and No/100ths Dollars ($2,000,000.00) per occurrence combined single limit, and a Five Million and No/100ths Dollars ($5,000,000.00) aggregate limit, for bodily injury, personal injury or property damage liability.

(d) [Intentionally omitted]

(e) Landlord and Tenant each hereby waive all rights of recovery against the other and against the officers, employees, agents and representatives of the other, on account of loss by or damage to the waiving party of its property or the property of others under its control, to the extent that such loss or damage is insured against and payment is made under any “all risk” or “special form” insurance policy which either may have in force at the time of the loss or damage. Tenant and Landlord shall, upon obtaining the policies of insurance required under this Lease, give notice to its insurance carrier or carriers that the foregoing mutual waiver of subrogation as contained in this Lease.

(f) During the term of this Lease, Landlord shall maintain the following policies of insurance with insurers of recognized responsibility, licensed to do business in the State of California, rated by Best Insurance Reports as A-: VII or better: (i) commercial general liability of Two Million and No/100ths Dollars ($2,000,000.00) per occurrence combined single limit, and Five Million and No/100ths Dollars ($5,000,000.00) aggregate limit, for bodily injury, personal injury and property damage liability, (ii) workers’ compensation insurance, in accordance with applicable law, and employee’s liability insurance and bodily injury by accident of One Million and No/100ths Dollars ($1,000,000.00) per accident, and bodily injury by disease One Million and No/100ths Dollars ($1,000,000.00) policy limit, and (iii) property liability insurance, on “all risk” or “special form” basis, insuring the Building for the full replacement costs thereof.

(g) Provided that Tenant complies with the provisions of Section 18(a), Tenant shall have the right to self-insure the requirements of this Section 18, provided Tenant, along with any corporate parent, subsidiary or affiliate thereof, maintains a minimum net worth of $400 million as shown in the latest annual financial report for Tenant. Tenant shall provide Landlord with thirty (30) days prior written notice of such election to self- insure.

19.	AD VALOREM TAXES

Tenant shall pay, or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable during the term hereof upon all Tenant’s leasehold improvements (if not part of the improvements constructed pursuant to the Leasehold Improvement Agreement), equipment, furniture, fixtures, and personal property located in the Premises, except that which has been paid for by Landlord and is the standard of the Building. In the event any or all of the Tenant’s leasehold improvements (if not part of the improvements constructed pursuant to the Leasehold Improvement Agreement), equipment, furniture, fixtures, and personal property shall be assessed and taxed with the Building, Tenant shall pay to Landlord its share of such taxes within thirty (30) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property with supporting documentation.

20.	WAIVER

No delay or omission in the exercise of any right or remedy of Landlord or Tenant on any default by Tenant or Landlord shall impair such a right or remedy or be construed as a waiver. The subsequent acceptance of Rent by Landlord after breach by Tenant of any covenant or term of this Lease shall not be deemed a waiver of such breach, other than a waiver of timely payment for the particular Rent involved, and shall not prevent Landlord from maintaining an unlawful detainer or other action based on such breach. No act or conduct of Landlord, including without limitation the acceptance of the keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the term. Prior to the scheduled expiration of the term of the Lease, only a notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish an early termination of this Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant. Any waiver by Landlord or Tenant of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Lease. The review, approval, or inspection by Landlord of any item to be reviewed, approved, or inspected by Landlord under the terms of this Lease shall not constitute the assumption of any responsibility by Landlord for the accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use.

21.	ENTRY BY LANDLORD

Landlord reserves, and shall at any and all reasonable times with reasonable notice have the right to enter the Premises to inspect the same, to supply any service to be provided by Landlord to Tenant hereunder, to show the Premises to prospective purchasers or tenants (with regard to prospective tenants, such entrance shall not occur earlier than one hundred eighty (180) days prior to the expiration of the Term), to post notices of non-responsibility, and to maintain and repair the Premises and any portion of the Building that Landlord may deem necessary or desirable, without abatement of Rent, and may for that purpose erect scaffolding and other necessary structures, where reasonably required by the character of the work to be performed, always providing that the entrance to the Premises shall not be blocked thereby and further providing that the business of the Tenant shall not be interfered with unreasonably. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults, safes, files, and other areas designated as secure by Tenant, and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in the event of an emergency (as determined by Landlord or its employees or representatives acting in good faith), in order to obtain entry to the Premises without liability to Landlord. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or be deemed to be a forcible or unlawful entry into, or a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

22.	CASUALTY DAMAGE

(a) During the Term hereof, if the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged by fire or other casualty that substantial alteration or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged by such fire or other casualty), (i) if such damage cannot be repaired within two hundred seventy (270) days thereafter, as reasonably determined by Landlord, (ii) if any mortgagee under a mortgage or deed of trust covering the Building requires that the insurance proceeds payable as a result of said fire or other casualty be used to retire or reduce such mortgage debt, or (iii) if such damage is not covered by insurance carried by Landlord or required to be carried by Landlord under this Lease, Landlord may, at its option, terminate this Lease and the term and estate hereby granted by notifying Tenant in writing of such termination within fifty (50) days after the date of such damage, in which event the Rent shall be abated as of the date of such damage. If Landlord elects to repair the Premises and/or the Building, Landlord shall within sixty (60) days after the date of such damage commence to repair and restore the Building and shall proceed with reasonable diligence to restore the Building (except that Landlord shall not be responsible for delays outside its control) to substantially the same condition in which it was immediately prior to the happening of the casualty, except that Landlord shall not be required to rebuild, repair or replace any part of Tenant’s furniture and furnishings or fixtures and equipment removable by Tenant under the provisions of this Lease. Tenant shall not be entitled to any compensation or damages from Landlord, and Landlord shall not be liable, for any loss of the use of the whole or any part of the Premises, the Building, Tenant’s personal property, or any inconvenience or annoyance occasioned by such loss of use, damage, repair, reconstruction or restoration, except that, Landlord shall allow Tenant a diminution of Rent during the time and to the extent the Premises are unfit or unavailable for occupancy. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or to the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control. Tenant hereby specifically waives any and all rights it may have under any law, statute, ordinance or regulation to terminate the Lease by reason of casualty or damage to the Premises or Building, and the parties hereto specifically agree that the Lease shall not automatically terminate by law upon destruction of the Premises. Except as otherwise provided in this Section 22, Tenant hereby waives the provisions of Sections 1932(2), 1933(4), 1941 and 1942 of the California Civil Code.

(b) In the event that Landlord elects to repair any damage to the Premises and/or Building (if such damage prevents Tenant from using the Premises pursuant to this Lease), Landlord shall deliver written notice to Tenant indicating Landlord’s good faith estimate of the number of days required to repair such damage within fifty (50) days following the date of such damage. If Landlord’s estimate is in excess of two hundred seventy (270) days, for a period of thirty (30) days following receipt of such notice, Tenant shall have the right, by delivery of written notice to Landlord, to terminate this Lease, which termination shall be effective upon delivery of such notice to Tenant by Landlord. The failure of Tenant to provide such written notice within such time period, shall be deemed a waiver of Tenant’s right to terminate this Lease pursuant to the preceding sentence.

23.	CONDEMNATION

(a) If the whole of the Building or Premises should be condemned, this Lease shall terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority. If less than substantially the whole of the Building or the Premises is thus taken or sold, this Lease shall be unaffected by such taking, provided that (i) Tenant shall have the right to terminate this Lease by written notice to Landlord given within ninety (90) days after the date of such taking if twenty percent (20%) or more of the Premises is taken and the remaining area of the Premises is not reasonably sufficient for Tenant to continue operation of its business, and (ii) Landlord (whether or not the Premises are affected thereby) may terminate this Lease by giving written notice thereof to Tenant within sixty (60) days after the date of such taking, in which event this Lease shall terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority. If, upon any such condemnation of less than substantially the whole of the Building or the Premises, this Lease shall not be thus terminated, the Rent payable hereunder shall be diminished by an amount representing that part of the Rent as shall properly be allocable to the portion of the Premises which was so condemned, and Landlord shall, at Landlord’s sole expense, restore and reconstruct the remainder of the Building and the Premises to substantially their former condition to the extent that the same, in Landlord’s reasonable judgment, may be feasible, but such work shall not exceed the scope of the work done in originally constructing the Building, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation awarded upon a taking of any part or all of the Building or the Premises. Subject to the rights of any mortgagee under a mortgage or deed of trust covering the Building, Landlord shall be entitled to and shall receive the total amount of any award made with respect to condemnation of the Premises or Building, regardless of whether the award is based on a single award or a separate award as between the respective parties, and to the extent that any such award or awards shall be made to Tenant or to any person claiming through or under Tenant, Tenant hereby irrevocably assigns to Landlord all of its rights, title and interest in and to any such awards. No portion of any such award or awards shall be allocated to or paid to Tenant for any so-called bonus or excess value of this Lease by reason of the relationship between the rental payable under this Lease and what may at the time be a fair market rental for the Premises, nor for Tenant’s unamortized costs of leasehold improvements. The foregoing notwithstanding, and if Tenant be not in default for any reason, Landlord shall turn over to Tenant, promptly after receipt thereof by Landlord, that portion of any such award received by Landlord hereunder which is attributable to Tenant’s fixtures and equipment which are condemned as part of the property taken but which Tenant would otherwise be entitled to remove, and the appraisal of the condemning authority with respect to the amount of any such award allocable to such items shall be conclusive. The foregoing shall not, however, be deemed to restrict Tenant’s right to pursue a separate award specifically for its relocation expenses or the taking of Tenant’s personal property or trade fixtures so long as such separate award does not diminish any award otherwise due Landlord as a result of such condemnation or taking. Tenant hereby specifically waives any and all rights it may have under any law, statute, ordinance or regulation (including, without limitation, Sections 1265.120 and 1265.130 of the California Code of Civil Procedure), to terminate or petition to terminate this Lease upon partial condemnation of the Premises or Building, and the parties hereto specifically agree that this Lease shall not automatically terminate upon condemnation.

(b) Landlord may, without any obligation or liability to Tenant and without affecting the validity and existence of this Lease other than as hereafter expressly provided, agree to sell and/or convey to the condemnor the Premises or portion thereof sought by the condemnor, without first requiring that any action or proceeding be instituted, or if such action or proceeding shall have been instituted, without first requiring any trial or hearing thereof (and Landlord is expressly empowered to stipulate to judgment therein), free from this Lease and the rights of Tenant hereunder.

(c) If all or any portion of the Premises is condemned or otherwise taken for a period (i) of less than one hundred twenty (120) days, this Lease shall remain in full force and effect and Tenant shall continue to perform all terms and covenants of this Lease; provided, however, Rent shall abate during such limited period in proportion to the portion of the Premises that is rendered unusable as a result of such condemnation or other taking, or (ii) of one hundred twenty (120) days or more, Tenant shall have the right to terminate this Lease by providing written notice of such election within thirty (30) days of such condemnation, in which case Rent shall be abated as of the date of such condemnation.

(d) The words “condemnation” or “condemned” as used herein shall mean the taking for any public or quasi-public use under any governmental law, ordinance, or regulation, or the exercise of, or the intent to exercise, the power of eminent domain, expressed in writing, as well as the filing of any action or proceeding for such purpose, by any person, entity, body, agency, or authority having the right or power of eminent domain, and shall include a voluntary sale by Landlord to any such person, entity, body agency or authority, either under threat of condemnation expressed in writing or while condemnation proceedings are pending, and shall occur in point of time upon the actual physical taking of possession pursuant to the exercise of said power of eminent domain.

24.	TENANT’S DEFAULT

The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:

(a) The abandonment of the Premises by Tenant (failure to occupy and operate the Premises for ten (10) days or more shall be deemed an abandonment), unless Tenant continues to pay all Rent and other expenses as and when due.

(b) The failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder as and when due, which such failure shall continue for a period of five business days following Tenant’s receipt of written demand from Landlord.

(c) Tenant’s failure to observe or perform any of the covenants, conditions, or provisions of this Lease to be observed or performed by Tenant, other than as described in subparagraph (b) above, where such failure shall continue for a period of fifteen (15) days after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than fifteen (15) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said fifteen (15) day period and thereafter diligently prosecutes such cure to completion; provided that such cure shall not be in excess of ninety (90) days.

(d) The making by Tenant of any general assignment or general arrangement for the benefit of creditors, or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within sixty (60) days, or the attachment, execution, or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in sixty (60) days.

(e) The filing of any voluntary petition in bankruptcy by Tenant, or the filing of any involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of sixty (60) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease, and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligation under this Lease.

(f) Without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed, selling, leasing, assigning, encumbering, hypothecating, transferring, or otherwise disposing of all or substantially all of the Tenant’s assets.

(g) If Tenant is a partnership or consists of more than one (1) person or entity, if any partner of the partnership or other person or entity is involved in any of the acts or events described in Sections (d) or (e) above.

25.	REMEDIES FOR TENANT’S DEFAULT

In the event of Tenant’s default, Landlord may:

(a) Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant:

(1) the worth at the time of the award of any unpaid rent which had been earned at the time of such termination; plus

(2) the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss which Tenant proves could have been reasonably avoided; plus

(3) the worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss which Tenant proves could be reasonably avoided; plus

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom (including, without limitation, the cost of recovering possession of the Premises, expenses of reletting including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and real estate commissions actually paid and that portion of the leasing commission paid by Landlord and applicable to the unexpired portion of this Lease); plus

(5) such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.

As used in Subsections (1) and (2) above, the “worth at the time of the award” shall be computed by allowing interest at the lesser of ten percent (10%) per annum, or the maximum rate permitted by law per annum. As used in Subsection (3) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b) Continue this Lease in full force and effect, and the Lease will continue in effect, as long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect Rent when due consistent with California Civil Code Section 1951.4. During the period Tenant is in default, Landlord may enter the Premises and relet them, or any part of them, to third parties for Tenant’s account. Tenant shall be liable immediately to Landlord for all costs Landlord reasonably incurs in reletting the Premises, including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the Rent due under this Lease on the dates the Rent is due, less the rent Landlord receives from any reletting. In no event shall Tenant be entitled to any excess rent received by Landlord. No act by Landlord allowed by this paragraph shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease. After Tenant’s default and for as long as Landlord does not terminate Tenant’s right to possession of the Premises, if Tenant obtains Landlord’s consent, Tenant shall have the right to assign or sublet its interest in this Lease, but Tenant shall not be released from liability.

(c) Cause a receiver to be appointed to collect Rent. Neither the filing of a petition for the appointment of a receiver nor the appointment itself shall constitute an election by Landlord to terminate the Lease.

(d) Cure the default at Tenant’s cost. If Landlord at any time, by reason of Tenant’s default, reasonably pays any sum or does any act that requires the payment of any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord at the time the sum is paid, and if paid at a later date shall bear interest at the lesser of ten percent (10%) per annum, or the maximum rate an individual is permitted by law to charge from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. The sum, together with interest on it, shall be additional Rent.

The foregoing remedies are not exclusive; they are cumulative, in addition to any remedies now or later allowed by law, to any equitable remedies Landlord may have, and to any remedies Landlord may have under bankruptcy laws or laws affecting creditors’ rights generally. The waiver by Landlord of any breach of any term, covenant or condition of this Lease shall not be deemed a waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition. Acceptance of Rent by Landlord subsequent to any breach hereof shall not be deemed a waiver of any proceeding breach other than a failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of any breach at the time of such acceptance of Rent. Landlord shall not be deemed to have waived any term, covenant or condition unless Landlord gives Tenant written notice of such waiver.

26.	SURRENDER OF PREMISES

On expiration of this Lease or within five (5) days after the earlier termination of the Term, Tenant shall surrender to Landlord the Premises in good condition (except for ordinary wear and tear, repair and maintenance which is the obligation of Landlord, and destruction to the Premises covered by Section 22). Tenant shall remove all its personal property within the above-stated

time. Tenant shall perform all restoration made necessary by the removal of any alterations or Tenant’s personal property within the time periods stated in this paragraph.

Landlord may elect to retain or dispose of in any manner any alterations or any of Tenant’s personal property that Tenant does not remove from the Premises on expiration or termination of the term as allowed or required by this Lease by giving at least ten (10) days’ notice to Tenant. Title to any such alterations or any of Tenant’s personal property that Landlord elects to retain or dispose of on expiration of the ten (10)-day period shall vest in Landlord. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of any such alterations or any of Tenant’s personal property. Tenant shall be liable to Landlord for Landlord’s costs for storing, removing, and disposing of any alterations or any of Tenant’s personal property. If Tenant fails to surrender the Premises to Landlord on expiration or five (5) days after termination of the term as required by this paragraph, Tenant shall indemnify and hold Landlord harmless from all claims, liability and damages resulting from Tenant’s failure to surrender the Premises, including, without limitation, claims made by a succeeding tenant resulting from Tenant’s failure to surrender the Premises.

27.	SUBSTITUTION

Intentionally Deleted.

28.	PARKING

Tenant shall have the right to park in the Premises parking facilities upon terms and conditions as may from time to time be established by Landlord. In this regard, during the Term of the Lease, Tenant shall be entitled to the nonexclusive use of all parking at the Premises at no cost to Tenant or Tenant’s employees or visitors. Landlord shall ensure, at Landlord’s sole expense (but subject to reimbursement pursuant to Section 7(a) of this Lease), that the exterior light levels satisfy all current laws and prudent management practice safety standards; Landlord shall, prior to completion of the Base Building Work, provide the results of an exterior lighting survey to Tenant, which shall be reviewed and approved in writing by Tenant within ten (10) days after receipt by Landlord. Failure by Tenant to approve the lighting survey in writing shall be deemed approval by Tenant. Landlord shall not be liable for any claims, losses, damages, expenses or demands with respect to injury or damage to the vehicles of Tenant or Tenant’s customers or employees that park in the parking areas for the Building, except for such loss or damage as may be caused by Landlord’s gross negligence or willful misconduct.

29.	ESTOPPEL CERTIFICATE

(a) Tenant shall at any time and from time to time upon not less than fifteen (15) days’ prior written notice from Landlord execute, acknowledge, and deliver to Landlord a statement in writing, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as modified is in full force and effect) and the date to which the Rental and other charges are paid in advance, if any; (b) certifying that the Premises have been accepted by Tenant; (c) confirming the Commencement Date and the expiration date of this Lease; (d) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of the Landlord hereunder, or specifying such defaults, if any are claimed, and (e) such other matters reasonably requested by Landlord. Any such statement may be relied upon by a prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part.

(b) Landlord shall at any time and from time to time upon not less than fifteen (15) days’ prior written notice from Tenant execute, acknowledge, and deliver to Tenant a statement in writing, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as modified is in full force and effect) and the date to which the Rental and other charges are paid in advance, if any; (b) confirming the Commencement Date and the expiration date of this Lease; (c) acknowledging that there are not, to Landlord’s knowledge, any uncured defaults on the part of the Tenant hereunder, or specifying such defaults, if any are claimed, and (d) such other matters reasonably requested by Tenant. Any such statement may be relied upon by a prospective transferee of Tenant’s interest in this Lease.

30.	SALE OF PREMISES

In the event of any sale of the Building, Landlord shall be and hereby is entirely freed and relieved of all further liability under any and all of its covenants and obligations contained in or derived from this Lease and accruing after such sale, and the purchaser, at such sale or any subsequent sale of the Premises, shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of Landlord under this Lease. If any Security Deposit or prepaid Rent has been paid by Tenant, Landlord will transfer the Security Deposit and prepaid Rent to Landlord’s successor and upon such transfer, Landlord shall be relieved of any and all further liability with respect thereto.

31.	SUBORDINATION, ATTORNMENT

(a) This Lease is and shall be subordinate to any encumbrance now of record or recorded after the date of this Lease affecting the Building, other improvements, and land of which the Premises are a part. Such subordination is effective without any further act of Tenant. If any mortgagee, trustee, or ground lessor shall elect to have this Lease and any options granted hereby prior to the lien of its mortgage, deed of trust, or ground lease, and shall give written notice thereof to Tenant, this Lease and such options shall be deemed prior to such mortgage, deed of trust, or ground lease, whether this Lease or such options are deeded prior or subsequent to the date of said mortgage, deed of trust, or ground lease, or the date of recording thereof.

(b) In the event any proceedings are brought for foreclosure, or in the event of a sale or exchange of the real property on which the Building is located, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall attorn to the purchaser upon any such foreclosure and sale and recognize such purchaser as the Landlord under this Lease.

(c) Tenant agrees to execute any documents reasonably required to effectuate an attornment or to make this Lease or any options granted herein prior to the lien of any mortgage, deed of trust, or ground lease, as the case may be, provided the rights of Tenant are not diminished or adversely affected as a result thereof.

(d) Landlord agrees that Tenant’s obligations to subordinate under this Section 31 to any existing and future ground lease, mortgage, or deed of trust (each, an “Encumbrance”) shall be conditioned upon Tenant’s receipt of a non-disturbance agreement from the party requiring such subordination (which party is referred to for the purposes of this Section as the “Superior Lienor”). Such non-disturbance agreement shall be in recordable form, and shall provide, at a minimum, that (i) Tenant’s possession of the Premises shall not be interfered with following a foreclosure, or other termination of the Encumbrance, provided Tenant is not in default beyond any applicable cure periods, (ii) there shall be no diminution in Tenant’s rights under this Lease as a result of a foreclosure or other termination of the Encumbrance, and (iii) the Superior Lienor or any other party acquiring Landlord’s interest in this Lease shall perform all of Landlord’s future obligations hereunder, and (iv) Landlord’s obligation with respect to such a non-disturbance agreement shall be limited to obtaining the non-disturbance agreement in such form as the Superior Lienor generally provides in connection with its standard commercial loans, however, Tenant shall have the right to negotiate, and Landlord shall use its good faith efforts and due diligence in assisting Tenant in the negotiation of, revisions to that non-disturbance directly with the Superior Lienor. Tenant agrees to use its good faith efforts to reach agreement with the Superior Lienor upon acceptable terms and conditions of a non-disturbance agreement.

(e) Tenant’s obligation to pay Rent under this Lease to Superior Lienor is conditioned upon Tenant’s receipt of a nondisturbance agreement, satisfying the requirements of Section 31(d), from any Superior Lienor whose Encumbrance is superior to this Lease as of the Commencement Date.

32.	AUTHORITY OF TENANT

If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation, and that this Lease is binding upon said corporation in accordance with its terms.

33.	BROKER

(a) Landlord and Tenant each warrants that it has had no dealings with any real estate broker or agents in connection with the negotiation of this Lease except for the broker or brokers listed in the Basic Lease Information of this Lease (“Broker”), and it knows of no other real estate broker or agent who is entitled to a commission in connection with the Lease. Landlord agrees to pay any commission to which its Broker is entitled in connection with this Lease. Tenant agrees to indemnify and defend Landlord and hold Landlord harmless from any claims for brokerage commissions arising out of any discussion allegedly had by Tenant with any broker other than Broker.

(b) Landlord shall pay Tenant’s Broker a commission per a separate commission agreement.

34.	HOLDING OVER

Upon termination of the Lease or expiration of the Term hereof, if Tenant retains possession of the Premises without Landlord’s written consent first had and obtained, then Tenant’s possession shall be deemed a month-to-month tenancy upon all of the terms and conditions contained in this Lease, except the Base Rent portion of the Rent which shall be increased to one hundred twenty-five percent (125%) of the amount of the Base Rent portion of the Rent at the expiration or earlier termination of the Lease, as the case may be. Rent, as adjusted pursuant to this Section, shall be payable in advance on or before the first day of each month. If either party desires to terminate such month-to-month tenancy, it shall give the other party not less than thirty (30) days’ advance written notice of the date of termination.

35.	RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the reasonable rules and regulations that Landlord shall from time to time promulgate. Landlord reserves the right from time to time to make all reasonable modifications to said rules. The additions and modifications to those rules shall be binding upon Tenant upon delivery of a copy to them to Tenant (a copy of the present Rules and Regulations is attached hereto as Exhibit D). In the event of any inconsistency between such rules and regulations and this Lease, the terms of this Lease shall govern. Any consent required to be obtained by Tenant pursuant to the rules and regulations shall not be unreasonably withheld or delayed.

36.	OTHER RIGHTS RESERVED BY LANDLORD

In addition to any other rights contained in this Lease, Landlord retains and shall have the rights set forth below, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: to install, affix and maintain any and all signs on the exterior and interior of the Building, except as limited by Section 37(p) below; to reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, layout and nature of the Common Area and facilities and to create additional rentable areas through use or enclosure of Common Area, provided that such changes do not materially affect Tenant’s business, and parking layout, location and nature of parking spaces available, and the access to the Premises and visibility of Tenant’s signage is not impaired.

37.	GENERAL PROVISIONS

(a) Plats and Riders. Clauses, plats, and riders, if any, signed by the Landlord and Tenant and endorsed on or affixed to this Lease are a part hereof.

(b) Consents. Except as provided in this Lease, whenever this Lease requires the consent or approval of Landlord, Landlord agrees that such consent or approval shall not be unreasonably withheld or delayed.

(c) Joint Obligation. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several.

(d) Marginal Headings. The marginal headings and titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(e) Time. Time is of the essence in this Lease and with respect to each and all of its provisions in which performance is a factor.

(f) Quiet Possession. Upon Tenant paying the Rent reserved hereunder, and observing and performing all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all the provisions of this Lease.

(g) Prior Agreements. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto.

(h) Force Majeure. Except as provided in this Lease, in the event Landlord or Tenant, is delayed, interrupted or prevented from performing any of its obligations under this Lease, and such delay, interruption or prevention is due to fire, act of God, failure of utility service provider to provide such utility service, government regulation or restriction, governmental delay in issuing permits, approvals and inspections, weather which causes delay of construction, strike, labor dispute, unavailability of materials or any other cause outside the reasonable control of such party (excepting, however, such party’s financial inability), then the time for performance of the affected obligations of such party shall be extended for a period equivalent to the period of such delay, interruption or prevention (but in no event shall the time for performance of any obligation for payment of money be extended pursuant to this provision).

(i) Jury Trial. The parties hereto shall, and they hereby do, waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage.

(j) Limitation on Liability. In consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord (except for a default under the Lease Improvement Agreement prior to the Commencement Date (1) Tenant’s sole and exclusive recourse shall be against Landlord’s interest in the Building. Tenant shall not have any right to satisfy any judgment which it may have against Landlord from any other assets of Landlord; (2) no partner, stockholder, director, officer, employee, beneficiary or trustee (collectively, “Partner”) of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction over Landlord); (3) no service of process shall be made against any Partner of Landlord (except as may be necessary to secure jurisdiction over Landlord); (4) no Partner of Landlord shall be required to answer or otherwise plead to any service of process; (5) no judgment will be taken against any Partner of Landlord; (6) any judgment taken against any Partner of Landlord may be vacated and set aside at any time nunc pro tunc; (7) no writ of execution will ever be levied against the assets of any Partner of Landlord; and (8) these covenants and agreements are enforceable both by Landlord and also by any Partner of Landlord.

(k) Limitation on Liability. The obligations of Tenant under this Lease do not constitute personal obligations of the individual officers and employees of Tenant.

(l) [Intentionally omitted]

(m) No Construction Against Drafter. The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party.

(n) Separability. Any provisions of this Lease which shall prove to be invalid, void, and illegal shall in no way affect, impair, or invalidate any other provision hereof, and such other provisions shall remain in full force and effect.

(o) Choice of Law. This Lease shall be governed by the laws of the State in which the Premises are located.

(p) Signage.

(i)	The Premises has two monument signs (collectively, the “Monument”). Such Monument may be used for Tenant and Building identification, and Tenant shall (subject to clause (iii) below) have the exclusive right to install its identification signage. Tenant shall be responsible for all costs associated with the installation and maintenance of such signage.

(ii)	Tenant shall be entitled, on an exclusive basis (subject to clause (iii) below), to Building parapet signage (“Building Signage”) to be located at a location acceptable to Landlord and Tenant. The size, style, material and attachment of such exterior signage shall be subject to the reasonable approval of Landlord and Tenant and such exterior signage shall comply with all applicable laws, statutes and ordinances, and the conditions, covenants and restrictions encumbering the Premises (collectively, the “Sign Ordinances”). The Building signage shall be as large as such Sign Ordinances allow. Tenant shall be responsible for all costs associated with the installation and maintenance of such signage. Upon the termination of this Lease, the Building Signage shall be removed by Landlord, at Tenant’ s expense.

(q) Building Name. Tenant may use the name of the Building in which the Premises are located in all Tenant’s advertising in connection with Tenant’s business at the Premises and for no other purpose, except with Landlord’s consent.

(r) Late Charges. Tenant acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing charges, accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by any encumbrance covering the Premises. Therefore, if any delinquent installment of Rent or other sums due from Tenant is not received by Landlord on or before the fifth day of each calendar month Tenant shall pay to Landlord an additional sum equal to six percent (6.00%) of such overdue amount as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the administrative and other costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord.

(s) Interest. Notwithstanding any other provisions of this Lease, any installment of Rent or other amounts due under this Lease not paid to Landlord when due shall bear interest from the date due or from the date of expenditure by Landlord for the account of Tenant, until the same have been fully paid, at the lessor of ten percent (10%) per annum or the maximum rate permitted under applicable law (the “Interest Rate”). The payment of such interest shall not constitute a waiver of any default by Tenant hereunder. Any sum owing from Landlord to Tenant under this Lease shall bear interest from the date due at the Interest Rate.

(t) Attorneys’ Fees. If Tenant or Landlord shall be in breach or default under this Lease, such party (the “Defaulting Party”) shall reimburse the other party (the “Non-Defaulting Party”) upon demand for any costs or expenses that the Non-Defaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys’ fees and costs. The losing party in such action shall pay such attorneys’ fees and costs.

(u) Modification. This Lease and all exhibits attached hereto contain the entire agreement between the parties relating to the rights herein granted and the obligations herein assumed. Any oral representations or modifications concerning this Lease shall be of no force or effect, excepting a subsequent modification in writing signed by the party to be charged.

(v) Successors and Assigns. Subject to the provisions of Section 15, this Lease and each of its covenants and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(w) Waiver of California Code Sections. Notwithstanding any other provision of this Lease and in addition to any waivers which may be contained in this Lease, Tenant waives the provisions of Civil Code Section 1932(2) and 1933(4) with respect to the destruction of the Premises; Civil Code Sections 1932(1), 1941 and 1942 with respect to Landlord’s repair duties and Tenant’s right of repair; and Code of Civil Procedure Section 1265.130 allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises for public or quasi-public use by statute, by right of imminent domain, or by purchase in lieu of imminent domain; and any right of redemption or reinstatement of Tenant under any present of future case law or statutory provision (including Code of Civil Procedure Section 473, 1174(c) and 1179 and Civil Code Section 3275) in the event Tenant is dispossessed from the premises for any reason. This waiver applies to future statutes enacted in addition or in substitution to the statue specified herein, and this waiver shall apply even though Tenant may be the subject of a voluntary or involuntary petition in bankruptcy.

(x) Government Energy or Utility Controls. In the event of imposition of federal, state or local governmental controls, regulations or restrictions on the use or consumption of energy or other utilities during the term, both Landlord and Tenant shall be bound thereby.

(y) Accord and Satisfaction; Allocation of Payments. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than account of the earliest due Rent, nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant which is then due or delinquent.

(z) Furnishing Financial Statements. In order to induce Landlord to enter into this Lease, and at any time during the Term, Tenant agrees that it shall furnish to Landlord within 15 days, upon Landlord’s written request, with annual financial statements reflecting Tenant’s current financial condition. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with the Lease are true, correct and complete in all respects as of the date of delivery.

(aa) Recording. Tenant shall not record this Lease or a memorandum thereof, or any other reference to this Lease, without the prior written consent of Landlord. Either party, upon the request of the other, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.

(bb) Execution of Lease, No Options. The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to Lease, or otherwise created any interest of Tenant in the Premises or any other Premises within the Building. Execution of this Lease by Tenant and its return to Landlord shall not be binding on Landlord notwithstanding any time interval, until Landlord has in fact signed and delivered this Lease to Tenant.

38.	NOTICES

All notices and demands required to be sent to the Landlord or Tenant under the terms of this Lease shall be personally delivered or sent by certified or registered mail, postage prepaid or by overnight courier (i.e., Federal Express), to the addresses indicated in the Basic Lease Information, or to such other addresses as the parties may from time to time designate by notice pursuant to this paragraph. In addition, Notices to Tenant shall also be sent to the building premises. Notices shall be deemed received upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice (ii) if mailed, two (2) days following the date of posting by the U.S. Postal Service, and (iii) if by overnight courier, on the business day following the deposit of such notice with such courier.

39.	ADDENDA/ADDITIONAL PROVISIONS

(a) Telecommunications Carrier’s Access.

(1) Tenant’s right to select and utilize a telecommunications and data carrier (the “Carrier”) shall be conditioned on the execution by such Carrier of a mutually acceptable license agreement, such license agreement must be commercially reasonable, pursuant to which Landlord shall grant to the Carrier a license (which shall be coextensive with the rights and privileges granted to Tenant under this Lease) to install, operate, maintain, repair, replace, and remove cable and related equipment within the Premises and the Building’s main telephone/electrical closet and vertical and horizontal pathways within the Building but outside of the Premises that are necessary to provide telecommunications and data services to Tenant at the Premises.

(2) The license contemplated herein to be granted to the Carrier shall permit the Carrier to provide services only to Tenant and not to any other tenants or occupants of the Building and shall require all of the Carrier’s equipment (other than connecting wiring) to be located in the Tenant’s Premises. The License shall not grant an exclusive right to Tenant or to the Carrier. Landlord reserves the right, at its sole discretion, to grant, renew, or extend licenses to other telecommunications and data carriers for the purposes of locating telecommunications equipment in the Building which may serve Tenant or other tenants in the Building.

(3) Except to the extent expressly set forth herein, nothing herein shall grant to the Carrier any greater rights or privileges than Tenant is granted pursuant to the terms of this Lease or diminish Tenant’s obligations or Landlord’s rights hereunder.

(4) Tenant shall be responsible for ensuring that the Carrier complies with the terms and conditions or the license agreement relating to the use of the Premises or the making of any physical Alterations imposed upon Tenant under this Lease to the extent the Carrier operates or maintains any equipment or delivers any services in the Premises. Any failure by the Carrier to observe and comply with such terms, conditions, agreement, and covenants on behalf of Tenant, to the extent the Carrier operates or maintains any equipment or delivers any services in the Premises or the Licensed Areas, shall be a default under the Lease (following the giving of written notice and the passage of the applicable cure period under Section 24).

(b) Options to Renew.

Tenant shall, provided this Lease is in full force and effect and Tenant is not then in monetary or nonmonetary material default under any of the terms and conditions of this Lease (following the giving of written notice and passage of the applicable cure period under Section 24), have the following consecutive options to renew the term of the Lease (collectively, the “Option Terms”): (i) one (1) option to renew this Lease for a term of one (1) year (the “First Option Term”), and (ii) one (1) option to renew this Lease for a term of three (3) years (the “Second Option Term”), both for the Premises in “as is” condition and on the same terms and conditions set forth in this Lease, except as modified by the terms, covenants and conditions set forth below:

(1) If Tenant elects to exercise such option, then Tenant shall provide Landlord with written notice (“Renewal Notice”) no later than 5:00 pm (Pacific Standard Time) on the date which is three hundred sixty-five (365) days prior to the expiration of the then current term of this Lease. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the term of this Lease.

(2) The Base Rent during the Option Terms shall be as follows:

Option Term	Year of Option Term	Base Rent Rate
First Option Term:	Year 1	$1.99 per rentable square foot per month
Second Option Term	Year 1	See Section 39(b)(6) below
	Year 2	See Section 39(b)(6) below
	Year 3	See Section 39(b)(6) below

(3) The “Base Year” shall be the calendar year in which the commencement of the renewal term occurs.

(4) Any exercise by Tenant of any option to renew under this Paragraph shall be irrevocable. If requested by Landlord, Tenant agrees to execute a lease amendment reflecting the foregoing terms and conditions, prior to the commencement of the Option Term. The option(s) to renew granted under this Paragraph is/are not transferable, except to an assignee of Tenant’s entire interest in this Lease in accordance with the terms of Section 15 of this Lease.

(5) If more than one renewal option is provided above, the exercise of each renewal option shall be contingent upon Tenant exercising the prior renewal option. Only one renewal option may be exercised at a time. As each renewal option provided for above is exercised, the number of renewal options remaining to be exercised is reduced by one and upon exercise of the last remaining renewal option Tenant shall have no further right to extend the term of this Lease.

(6) Base Rent for the Second Option Term shall be determined as follows: Upon service of such Renewal Notice for the Second Option Term, this Lease shall be renewed for said Period. The Second Option Term shall commence upon the expiration date of the initial Lease Term., except that the Basic Rent payable during the Second Option Term shall be at the Market Rental Rate (as defined below) for a lease that would commence on the commencement date of the Second Option Term.

Landlord shall notify Tenant of the Basic Rent (“Landlord’s Proposed Base Rent”) for such Renewal Term in writing (the “Rental Notice”) within twenty (20) days of Landlord’s receipt of the Renewal Notice. Tenant shall either (i) accept the terms set forth in Landlord’s Rental notice by delivering written notice (the “Acceptance Notice”) to Landlord, or (ii) if Tenant does not accept Landlord’s Proposed Base Rent, then Tenant may elect to negotiate with Landlord to attempt to agree upon the Market Rental Rate within thirty (30) days after Tenant’s receipt of the Rental Notice, Landlord and Tenant both agreeing to negotiate in good faith to reach such agreement. If Landlord and Tenant fail to agree upon Market Rental Rate during such period, then, regardless of any good faith or lack thereof by Landlord or Tenant, Tenant’s only remedy shall be to either (i) terminate and waive its option to renew, or (ii) give written notice to Landlord that Tenant elects to arbitrate the determination of “Market Rental Rate” (the “Arbitration Notice”), which notice must be provided within thirty (30) days after Tenant’s receipt of the Rental Notice. If Tenant fails to timely deliver its Arbitration Notice, then Tenant shall be deemed to have terminated, waived and forfeited its renewal options. If Tenant timely delivers the Arbitration Notice, the Landlord and Tenant will be bound by Paragraph D below. In the event Tenant elects to renew the Lease, Tenant shall, at Landlord’s request, execute a lease amendment or other written confirmation setting forth the Basic Rental and other terms to be applicable during the Renewal Period.

For purposes of this Section, the term “Market Rental Rate” shall mean, for the date such determination is being made, the rate a willing tenant would pay and a willing landlord would accept for a Lease of the Premises for the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction and taking into consideration that Landlord would not be receiving rent during such period. Specifically, factors considered shall include, but not be limited to, location and quality of the Building, term or length of lease, condition of the Premises, credit quality and stature of the Tenant, Landlord concessions such as leasehold improvements or allowances, tenant procurement costs, real estate commissions, base year, rent escalations and operating expenses and taxes, rental rates and terms of similar class office buildings in the Rancho Cordova/Sacramento office market.

If Tenant believes that Landlord’s Proposed Rental Rate is in excess of the Market Rental Rate for the Premises, then Tenant may elect, by delivering the Arbitration Notice to Landlord within thirty (30) days after delivery of the Rental Notice, to arbitrate the Market Rental Rate for the Premises as described below. The Arbitration Notice shall not be effective unless it includes a statement of Tenant’s own good faith estimate of the Market Rental Rate for the Premises (the “Tenant’s Proposed Rental Rate”). The validity of the two (2) estimates shall be determined by arbitration as provided below, each party being bound to its estimate and such estimates establishing the only two choices available to the arbitrator. The judgment or the award rendered in any such arbitration may be entered in any court having jurisdiction and shall be final and binding upon the parties. The arbitration shall be conducted and determined in the City of Sacramento, State of California, in accordance with the American Arbitration Association’s commercial arbitration rules then pertaining to such metropolitan area, as modified by the following provisions:

1. Within ten (10) days after delivery of Tenant’s Arbitration Notice, Landlord and Tenant shall appoint a competent and impartial person, who has not acted previously for either party in any capacity (other than as an arbitrator or appraiser), to serve as the arbitrator to decide the issue between the parties. The arbitrator shall be a member of the American Institute of Real Estate Appraisers (or its successor organization) with a then current senior designation of MAI (or then comparable designation) currently certified under the continuing education program, and shall have at least five (5) years’ experience in appraising office buildings in the local area where the Project is located. If the parties are unable to agree upon appointment of such a person within such ten (10) day period, then either party, on behalf of both, may upon five (5) days’ written notice to the other request appointment of such a qualified person by the American Arbitration Association (such appointment to be made within fifteen (15) days of such request), and the other party shall not raise any objection as to such Association’s full power to entertain the application and make the appointment. After such appointment, the arbitrator shall decide the dispute by following the procedure set forth in Subsection 2 below, and shall attempt to render a decision within thirty (30) business days after appointment. In any case, the arbitrator shall render his or her decisions within forty-five (45) days after appointment. Upon rendering his or her decision, the arbitrator shall give notice of same to the parties, who shall immediately thereafter execute an amendment to this Lease stating the minimum monthly rent for the Renewal Term as determined by the arbitrator.

2. The arbitrator must select either the Landlord’s Proposed Rental Rate or the Tenant’s Proposed Rental Rate as the Market Rental Rate for the first year Renewal Term and no compromise or other rental rate shall be selected as the Market Rental Rate. The decision of the arbitrator shall be final and binding upon the parties. The Base Rent for the second and third year of the Renewal Term shall be increased, respectively, by two and one-half percent (2.5%) over the Base Rent for the last month of the preceding Lease Year.

3. The arbitrator shall have the right to consult experts and competent authorities with factual information or evidence pertaining to the matter to be determined by them. The arbitrator shall render his or her decision and award in writing with counterpart copies to each party. The arbitrator shall have no power to modify the provisions of this Lease.

4. If the arbitrator agreed to or appointed should resign, die, withdraw, or otherwise be unable to perform his or her duties, either party may declare the office vacant, in which event the vacancy shall be filled in the same manner provided herein for the initial selection of the arbitrator.

5. The party whose proposed Basic Rent was not selected by the arbitrator shall pay all costs of the arbitration, including the reasonable attorneys’ fees and expenses of the prevailing party. Costs shall be payable within ten (10) days after the prevailing party’s written demand.

(c) Generator. Landlord shall permit Tenant to install and maintain, at Tenant’s expense, a back-up generator (and an associated fuel tank) for the Building, at a location (outside of the Building) reasonably mutually acceptable to Landlord and Tenant. Any such generator shall be subject to the requirements imposed on Alterations pursuant to Section 10 of this Lease (including, but not limited to, the requirements that Landlord approve the plans and that Tenant obtain all applicable governmental permits). Tenant shall be permitted to remove any such generator at the end of the term of the Lease, provided that Tenant repairs any and all damage caused by such removal and the Building mechanical and electrical systems are fully functional and in good working order at the time of removal.

(d) Rooftop Cameras. Landlord shall permit Tenant to install and maintain, at Tenant’s expense, rooftop cameras on the Building, in locations reasonably mutually acceptable to Landlord and Tenant. Any such rooftop cameras shall be subject to the requirements imposed on Alterations pursuant to Section 10 of this Lease (including, but not limited to, the requirements that Landlord approve the plans and that Tenant obtain all applicable governmental permits). Tenant shall be permitted to remove any such rooftop cameras at the end of the term of the Lease, provided that Tenant repairs any damage caused by such removal.

IN WITNESS WHEREOF, this Lease is executed on the date and year first above written.

LANDLORD:		TENANT:

PANATTONI DEVELOPMENT COMPANY, a California limited liability company		HEALTH NET, INC., a Delaware corporation

By:	/s/ Michael Diepenbrock	By:	/s/ Dennis Bell
	Michael Diepenbrock	Name:	Dennis Bell
Title:	Partner	Title:	Vice President

EXHIBIT A

SITE PLAN SHOWING LOCATION OF BUILDING (PER BASIC

LEASE INFORMATION ON PAGE 1 OF THE LEASE)

EXHIBIT A-1

BASE BUILDING WORK

1.	Change out sprinklers and change the grade of the landscaping near first floor windows to eliminate over-spray on windows.

2.	Pressure wash Building exterior.

3.	Clean all windows, replace windows that are etched and reseal all windows to prevent moisture intrusion

4.	Repair parking lot curbs and repaint fire lanes, handicap markings, parking space striping and all other markings in the parking lot.

5.	Make recommended fire sprinkler repairs.

6.	Make ADA compliance modifications to the exterior of the Building and to the parking lot (to exclude the outside “break area”) to the extent triggered by the Tenant Improvements (all interior ADA compliance modifications shall be the responsibility of Tenant as part of the Tenant Improvements)

7.	Service existing HVAC system and replace any parts that are not functioning. The maximum design spec for this Building is based on 150 usable sf per person.

8.	Minor mold remediation

EXHIBIT B

LEASE IMPROVEMENT AGREEMENT

This Lease Improvement Agreement (“Improvement Agreement”) sets forth the terms and conditions relating to construction of the initial tenant improvements described in the Plans to be prepared and approved as provided below (the “Tenant Improvements”) in the Premises. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Lease (the “Lease”) to which this Improvement Agreement is attached and forms a part.

1.	Base Building Work. The building shell rehabilitation and base building work described in Exhibit A-1 (the “Base Building Work”), will be performed by Landlord at Landlord’s sole cost and expense.

2.	Plans and Specifications.

2.1 Tenant shall construct the Tenant Improvements in accordance with the Space Plan attached hereto as Schedule 1 (the “Space Plan”).

2.2 Based on the Space Plan, Tenant shall cause the Space Planner to prepare detailed plans, specifications and working drawings for the construction of the Tenant Improvements (the “Plans”). Landlord and Tenant shall diligently pursue the preparation of the Plans. Landlord shall approve or disapprove the Plans and any proposed revisions thereto, in writing within five (5) business days after receipt thereof. If Landlord fails to approve or disapprove the Space Plan or Plans or any revisions thereto within the time limits specified herein, Landlord shall be deemed to have approved the same.

2.3 Notwithstanding Landlord’s review and approval of the Space Plan and the Plans and any revisions thereto, Landlord shall have no responsibility or liability whatsoever for any errors or omissions contained in the Space Plan or Plans, or to verify dimensions or conditions, or for the quality, design or compliance with applicable Regulation of any improvements described therein or constructed in accordance therewith. Tenant hereby waives all claims against Landlord relating to, or arising out of the design of the Tenant Improvements.

3.	Specifications for Standard Tenant Improvements.

3.1 Specifications and quantities of standard building components which will comprise and be used in the construction of the Tenant Improvements (“Standards”) are set forth in Schedule 1 to this Exhibit B. As used herein, “Standards” or “Building Standards” shall mean the standards set forth on Schedule 1 of this Exhibit B, or such other standards of equal or better quality as may be mutually agreed between Landlord and Tenant in writing.

3.2 [Intentionally omitted]

4.	Tenant Improvement Cost.

4.1 The cost of the Tenant Improvements shall be paid for by Tenant, including, without limitation, the cost of: space plans and studies; architectural and engineering fees; permits, approvals and other governmental fees; labor, material, equipment and supplies; construction fees and other amounts payable to contractors or subcontractors; taxes; sales taxes on materials used; filing and recording fees; premiums for insurance and bonds, and all other costs expended or to be expended in the construction of the Tenant Improvements to the extent approved by Tenant pursuant to Section 4.4 below.

4.2 Provided Tenant is not in default (following notice and passage of the applicable cure period) under the Lease, including this Lease Improvement Agreement, Landlord shall contribute a one-time tenant improvement allowance not to exceed $25.00 per rentable square foot, (“Tenant Improvement Allowance”) to be credited by Landlord toward the cost of the initial Tenant Improvements, and up to $5.00 per rentable square foot of the Tenant Improvement Allowance may be used for Tenant’s communication/data conduit, cabling, and equipment. In addition, Tenant has the right to receive up to an additional $10.00 per rentable square foot, (“Additional Allowance”) which will be amortized over the term of the lease at an annual interest rate of nine percent (9%). The Additional Allowance may be used for overstandard tenant improvement construction costs. At Tenant’s election Tenant may use any unexpended portion of the Tenant Improvement Allowance for Base Rent abatement or Base Rent reduction. Landlord acknowledges that up to $5.00 per rentable square foot of the Tenant Improvement Allowance may be spent on cabling, wiring, security systems and other non-permanent improvements.

4.3 Landlord shall reimburse Tenant on a monthly basis for the portion of the Tenant Improvement work or additional work constructed by Tenant, upon presentation to Landlord from Tenant of paid invoices for the Tenant Improvements and other work set forth in Section 4.2 above, together with the corresponding conditional mechanic’s and material releases pertaining to the portion of the work for which Tenant is seeking reimbursement under the conditions set forth in Section 4.2 above. Tenant shall be reimbursed for all such authorized work within thirty (30) days of receipt of all required information. Draw requests, with all required information, for the Tenant Improvement Allowance and Additional Allowance must be submitted to Landlord by the first of the month in order for Tenant to receive payment by the first of the following month. Tenant must provide Landlord copies of final unconditional releases immediately upon receipt from Tenant.

4.4

(a) In no event shall any of the following costs or expenses be deducted from the Tenant Improvement Allowance, it being acknowledged that the following costs shall be borne by Landlord:

(i)	the Base Building Work; as set forth in Exhibit A-1;

(ii)	attorneys’ fees; and

(iii)	any Landlord “supervision” fee.

5.	Construction of Tenant Improvements.

5.1 Upon Landlord’s approval of the Plans including the binding estimate of the cost of the Tenant Improvements, Tenant shall cause its contractor to proceed to secure a building permit and commence construction of the Tenant Improvements provided that Landlord shall cooperate with Tenant in executing permit applications and performing other actions reasonably necessary to enable Tenant to obtain any required permits or certificates of occupancy.

5.2 Landlord shall not be liable for any direct or indirect damages suffered by Tenant as a result of delays in construction beyond Landlord’s reasonable control as set forth in Section 37(h), or delays caused by Tenant (including delays by the Space Planner, the contractor or anyone else performing services on behalf of Landlord or Tenant).

5.3 For any work is to be performed on the Premises by Tenant or Tenant’s contractor or agents:

(a) Such work shall proceed upon Landlord’s written approval of Tenant’s contractor, public liability and property damage insurance carried by Tenant’s contractor, and detailed plans and specifications for such work, shall be at Tenant’s sole cost and expense and shall further be subject to the provisions of Paragraphs 10 and 13 of the Lease.

(b) All work shall be done in conformity with a valid building permit when required, a copy of which shall be furnished to Landlord before such work is commenced, and in any case, all such work shall be performed in accordance with all applicable Regulations. Notwithstanding any failure by Landlord to object to any such work, Landlord shall have no responsibility for Tenant’s failure to comply with all applicable Regulations.

(c) Intentionally left blank.

(d) Tenant’s entry to the Premises for any purpose, including, without limitation, inspection or performance of Tenant construction by Tenant’s agents, prior to the date Tenant’s obligation to pay rent commences shall be subject to all the terms and conditions of the Lease except the payment of Rent. Tenant’s entry shall mean entry by Tenant, its officers, contractors, licensees, agents, servants, employees, guests, invitees, or visitors.

(e) Tenant shall advise Landlord in writing prior to commencing any work at the Premises so that Landlord may file and post a notice of non-responsibility.

6.	Completion and Rental Commencement Date.

6.1 Tenant’s obligation to pay Rent under the Lease shall commence on the applicable date described in Section 5(a) of the Lease.

6.2 A default under this Lease Improvement Agreement shall constitute a default under the Lease, and the parties shall be entitled to all rights and remedies under the Lease in the event of a default hereunder by the other party (notwithstanding that the Term thereof has not commenced).

SCHEDULE 1 TO EXHIBIT B

SPACE PLAN

SCHEDULE 2 TO EXHIBIT B

BUILDING STANDARDS

A.	General Conditions of Construction.

1.	All work shall conform to all applicable building codes, ordinances and regulations as adopted by local authorities having jurisdiction. Landlord shall be responsible for all construction documents, permits and fees associated with this tenant improvement work.

2.	Landlord/Contractor shall review all plans and drawings prepared by Tenant. In the event of conflicting statements, insufficient information or errors, the Landlord/Contractor shall notify Tenant designated representative and obtain clarification before any work is begun. Work installed or completed where conflicting conditions exist shall be corrected at Landlord/Contractor’s expense.

3.	The Landlord/Property manager shall notify Tenant in writing of any known issues of non-compliance with ADA regulations that the building or grounds may contain.

B.	General Construction.

1.	Partitions.

a.	Demising.

3 5/8" steel studs at 24" O.C. w/ 5/8" type ‘x’ gypsum board both sides, or as required per code(s). Include sound batt insulation in all framing cavities and acoustical caulking at staggered receptacles.

b.	Interior.

3 5/8" steel studs w/ 5/8" gypsum board both sides, to terminate at underside of suspended ceiling grid, U.N.O. Office and conference room walls to have sound batt insulation within cavities and extending perpendicularly 4' to each side above susp. ceiling, typ. Allowance of one (1) lin. ft. of wall per four (4) s.f. or per tenant supplied plan.

2.	Paint/Stain.

a.	Walls.

Two (2) coats of eggshell or satin finish acrylic latex, properly applied to ensure full coverage.

b.	Door Frames.

Two (2) coats of oil-based semi-gloss. If reused and have factory anodized finish, shall be in new condition.

c.	Doors.

All doors to be new or refinished as required for new and finished appearance. To be stained or painted with a minimum of two (2) coats of oil based semi-gloss.

d.	Colors.

All colors to be selected/approved by Architect for Tenant Facilities Management.

3.	Doors/Frames/Hardware.

a.	Doors.

Finish and height per established building standard. All doors to be solid core and, where applicable, fire rated with UL labels visible. Allowance of one (1) door per 250 s.f. of floor area or per tenant supplied floor plan. All existing doors and frames to be reused or carefully removed and stored on-site.

b.	Door Frames.

Pre finished or hollow metal frame, finish per building standard. Fire rated as required by applicable codes. All non-rated frames to have ‘silencer pads’ at strike side stop.

c.	Sidelights.

Sidelights to be full height of adjacent door and 24" wide, tempered glass in anodized frame, located 12" from strike side of door. Allowance of one (1) sidelight per 500 s.f. of floor area or as shown on Tenant Improvement Plan.

d.	Hardware.

All hardware to comply with A.D.A. requirements and building standard manufacturers, styles and finishes. Include 1 1/2 pairs of butts, minimum, and 2 pairs of butts for doors over 8' in height.

e.	Entry Doors.

Building standard lockset. Include building standard butts, closer(s) and floor-mounted doorstop.

f.	Interior Doors.

Building stnd. lock sets for all offices and storage rooms. Include building standard butts and floor mtd. Doorstop.

g.	Keying.

Keying to be coordinated with Tenant Security. Contact Roy Johnson, Security, at (916) 631-6017. Keys to be provided by Landlord.

h.	Security Doors.

Install Simplex Unican 5 button mechanical cypher lock, model #L1041, finish to match bldg. stnd. hardware. Specify bldg. stnd. lockset manufacturer for key override coordination. Typical install: (1) at Data Room, U.N.O.

4.	Suspended Ceiling÷.

Acoustical tile and metal grid system to be white and per building standard grid size and style. All discolored or damaged tiles to be replaced prior to tenant occupancy. Provide fire rated ceiling assemblies as required.

5.	Floor Coverings÷.

a.	Carpet.

All carpet to be furnished by Tenant to Landlord’s contractor for installation. Contractor to provide all vinyl base and misc. materials for carpet installation. Contractor shall provide “take-offs” to establish required quantities based upon the approved plans provided by the Landlord’s architect. These quantities may be relayed directly to Bentley Mills, Inc. attention Cheryl Peale at (800) 423-4709; copy to Tenant’s designated rep.

Landlord will reimburse, to Tenant, the budgeted carpet allowance after receiving a copy of Bentley’s invoice to Tenant. Install per TI plan Finish Schedule, and as outlined below.

•	Open Areas.
Bentley Danburn Dense Level Loop
26 oz. wt. 12' Broadloom, direct glue down.
Install with Bentley B-55 Healthguard VOC-free adhesive.
Color: Per Tenant Finish Schedule.

•	Offices.
Bentley Covington Dense Cut Pile
Reception Area
30 oz. wt. 12' Broadloom, direct glue down

Conf. Rm(s)
Install with Bentley B-55 Healthguard VOC-free adhesive.
Color: Per Tenant Finish Schedule

b.	V.C.T.

Armstrong 12" x 12" x 1/8" ga. Companion Square

Vinyl Composition Tile, allowance of V.C.T. for 15% of floor area. Install per T.I. plan Finish Schedule. Install black rubber reducer strips at carpet to VCT transitions.

Color: Per Tenant Finish Schedule.

c.	Base All Areas÷.

Burke, or equal, 4" top-set vinyl base. Use cove style base at carpet and V.C.T. applications. Base to be installed at all interior and exterior walls and columns. Install per T.I. plan Finish Schedule. Colors: Per Tenant Finish Schedule.

6.	Window Coverings÷.

Building standard horizontal or vertical adjustable blinds. Existing blinds to be in clean and operable condition. Allowance for all exterior windows and Conference Room interior glazing, as applicable.

7.	Millwork÷.

Break Room(s) to have a min. 8 lin. feet of wall and base cabinets with plastic laminate at all exposed vertical and horizontal surfaces and white melamine all interior surfaces, U.N.O. on T.I. plan. All sinks and fixtures to be ADA accessible. Additional millwork per T.I. plan. Colors: Per Tenant Finish Schedule.

8.	Miscellaneous÷.

a.	Plywood Facing.

Install 3/4" ply, smooth face out, from floor (above 4" base molding) to 8' ht. on all walls of Data Room, per plan. Plywood to be sealed, painted white and screwed to studs.

b.	Projection Screen.

Supply and install 84" x 84" projection screen mounted above T-bar ceiling in main Conference Room, where applicable, per plan. Screen to be Luma II, by Draper, or equal. Non-electric, manual extension, U.N.O.

C.	Mechanical.

1.	HVAC.

a.	Building Standard HVAC system including, but not limited to, VAV boxes, distribution, diffusers, return air grilles, dampers and thermostats. Modify/install to accommodate room layout, building orientation and/or functions as indicated on tenant space plan. Maximum of 1,200 s.f. per zone, with allowance of one (1) wall mounted thermostat or sensor located appropriately within each zone. Minimum of (1) supply and (1) return per room. System(s) to be air balanced with copies of certified balance reports to be submitted to Tenant’s designated rep.

b.	Exhaust fan(s) properly sized and ducted to exterior for Conference Room(s), Break and Training Room(s), where applicable.

c.	Data/Comm. Room(s) to be supplied with 24-hour air conditioning, where applicable, separate from building system, sufficiently sized (typically 1 1/2 to 2 ton) and controlled for equipment loads and operations. Include building A/C supply to Data Room for supplemental cooling during working hours.

d.	All life safety equipment as required by local building and fire codes.

2.	Plumbing:

Break Room to have ADA accessible s.s. sink/faucet with hot and cold water. Add one (1) 1/4" copper line for refrigerator ice maker.

3.	Sprinklers:

Building Standard sprinkler system to accommodate room layouts and occupancy requirements. Layout of heads to be in uniform pattern. All heads to have escutcheon plates to match building standard.

D.	Electrical, Data, Lighting.

1.	Circuiting of all power shall be sized for code compliance. Power panels/service shall be sized for the following minimum design criteria in addition to building mechanical systems as follows: two (2) watts/s.f. for business equipment, two (2) watts/s.f. for duplex outlets, and one (1) watt/s.f. for misc. equipment.

2.	Provide electrical feeds to tenant furniture systems per plan; Allowance for one (1) feed per 6 workstations; each feed to accommodate three (3) 120v/20AMP/single phase circuits one (1) of which to be iso. ground. Allowance for a fourth 20 AMP circuit - one (1) for every five (5) feeds.

3.	Allowance for two (2) duplex outlets per private office. Allowance for one (1) 20 AMP ded. 120 volt duplex at copy room(s), per plan. Allowance for one (1) 20 AMP ded. 4-plex for two vending machines. Allowance for one (1) 20 AMP ded. GFCI duplex for coffee maker. Allowance for one (1) 12 AMP min. capacity GFCI duplex for microwave.

4.	Data/Comm. outlets (string and ring) - Allowance of one (1) per 110 sf of floor area, or per plan. Telephone, voice and data cabling and associated equipment N.I.C.

5.	Data Room to have 208 volt, 30 AMP single-phase power to extend to Tenant’s U.P.S. system, N.I.C., and two (2) stnd. bldg. power duplex outlets.

6.	2' x 4' recessed fluorescent light fixtures with Building Standard lenses; number of tubes and code required switching. Layout and quantity of fixtures shall provide IES recommended light levels for intended occupancy.

7.	Exit signs to be installed at all exits, doors and other locations appropriate and/or required by applicable life-safety codes.

8.	Emergency Lighting may be battery packs or battery back-up ballasts within fixtures. To be maintained and inspected as required by code(s).

9.	Fire and smoke detection system(s) to be installed as required by local building/fire department jurisdictions and codes.

EXHIBIT C

FIRST AMENDMENT TO LEASE AND ACKNOWLEDGMENT

This First Amendment to Lease and Acknowledgment (“First Amendment”) is made as of                     , 20__, with reference to that certain Lease Agreement (“Lease”) by and between                     , a                      corporation, as “Landlord” therein, and                     , as “Tenant” therein, regarding that certain premises (“Premises”) located at                     , and which is more particularly described in the Lease.

The undersigned hereby confirms the following and the provisions of the Lease are hereby amended by the following:

1.	That Tenant accepted possession of the Premises from Landlord on , 200 , and acknowledges that the Premises are as represented by Landlord, in good condition and repair; and that the improvements, if any, required to be constructed for Tenant by Landlord pursuant to the Lease, have been so constructed and are satisfactory completed in all respects, excepting .

2.	That all conditions which are to be satisfied prior to the full effectiveness of the Lease have been satisfied and that Landlord has fulfilled all of its duties of an inducement nature.

3.	That in accordance with Section 4 of the Lease, the Commencement Date is , 200 , and that, unless sooner terminated, the Expiration Date is .

4.	That the Lease is in full force and effect and that the same represents the entire agreement between Landlord and Tenant concerning Tenant’s lease of the Premises.

5.	That there are no existing defenses which Tenant has against the enforcement of the Lease by Landlord, and no offsets or credits against any amounts owed by Tenant pursuant to the Lease.

6.	That Tenant’s obligations to pay the Rent is presently in effect and that all rentals, charges and other obligations on the part of Tenant under the Lease commences to accrue on , 20 .

7.	That Tenant has not made any prior assignment, hypothecation or pledge of the Lease or of the rents thereunder.

8.	Except as modified herein, the Lease remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date set forth below.

LANDLORD:		TENANT:

PANATTONI DEVELOPMENT COMPANY, a California limited liability company		HEALTH NET, INC., a Delaware corporation

By:		By:	/s/ Dennis Bell
	Michael Diepenbrock	Name:	Dennis Bell
Title:	Partner	Title:	Vice President

EXHIBIT D

RULES AND REGULATIONS

1.	Tenant shall not bring into or keep within the Building any animal or vehicle.

2.	Freight, furniture, business equipment, merchandise and bulky matter of any description ordinarily shall be delivered to and removed from the demised Premises only in the designated freight elevator and through the service entrances and corridors.

3.	All entrance doors in the demised Premises shall be left locked when the demised Premises are not in use.

4.	Tenant shall not attach or permit to be attached additional locks or similar devices to any door, transom or window of the demised Premises; change existing locks or the mechanism thereof; or make or permit to be made any keys for any door thereof other than those provided by Landlord. (If more than two keys for one lock are desired, Landlord will provide them upon payment therefore by Tenant).

5.	Tenant shall not advertise the business, profession or activities of Tenant in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining thereto or use the name of the Building for any purpose other than the business address of the Tenant.

6.	The drinking fountains, lavatories, water closets and urinals shall not be used for any purpose other than those for which they were installed.

7.	No awnings or other projections over or around the windows or entrances of the demised Premises shall be installed by Tenant. Tenant shall not change the draperies or the color of induction unit enclosures in any manner which will alter the Building’s appearance from the outside of the Building.

8.	Landlord reserves the right by written notice to Tenant, to rescind, alter to waive any rule or regulation at any time prescribed for the Building when, in Landlord’s reasonable judgment, it is necessary, desirable or proper for the best interest of the Building.

9.	The Tenant shall not exhibit, sell or offer for sale on the demised Premises or in the Building any article or thing except those articles and things essentially connected with the stated use of the demised Premises by the Tenant without the advance consent of the Landlord.

10.	The Tenant shall never use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence without the Landlord’s consent.

11.	The Tenant shall cooperate fully with the Landlord to assure the effective operation of the Building’s air conditioning system. If Tenant shall so use the demised Premises that noxious or objectionable fumes, vapors and odors exist beyond the extent to which they are discharged or eliminated by means of the flues and other devices contemplated by the various plans, specifications and leases, then Tenant shall provide proper ventilating equipment for the discharge of such excess fumes, vapors and odors so that they shall not enter into the air conditioning system or be discharged into other vents or flues of the Building or annoy any of the tenants of adjacent properties. The design, location and installation of such equipment shall be subject to Landlord’s approval.

12.	All loading and unloading of merchandise, supplies, materials, garbage and refuse shall be made only through such entryways and elevators. In its use of the loading areas in the basement, the Tenant shall not obstruct or permit the obstruction of said loading area and at no time shall park or allow its officers, agents or employees to park vehicles therein except for loading or unloading.

13.	There shall not be used or kept anywhere in the Building by any tenant or persons or firms visiting or transacting business with a tenant any hand trucks, except those equipped with rubber tires and side guards, or other vehicles of any kind.

14.	The Tenant shall not contract for any work or service which might involve the employment of labor incompatible with the Building employees or employees of contractors doing work or performing services by or on behalf of the Landlord.

15.	No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the demised Premises without the prior written consent of the Landlord.

16.

No sign, advertisement notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the demised Premises or of the Building, without the prior written consent of Landlord. In the event of any violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant. Interior signs on doors and directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the expense of Tenant, and shall be of a quality, quantity, type, design, color, size, style, composition, material, location and general appearance acceptable to Landlord.

17.	The sashes, sash doors, skylights, windows and doors that reflect or admit light or air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels, or other articles be placed on the window sills.

18.	Except as provided in Section 10 of the Lease, Tenant shall not mark, paint, drill into or in any way deface any part of the demised Premises or the Building. Except as provided in Section 10 of the Lease, no boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.

19.	No animal or bird of any kind shall be brought into or kept in or about the Premises or the Building except for service animals.

20.	Neither Tenant nor any of Tenant’s agents, servants, employees, contractors, visitors or licensees shall at any time bring or keep upon the demised Premises any inflammable, combustible or explosive fluid, chemical or substance.

21.	No additional locks, bolts or mail slots of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any change be made in existing locks or the mechanism thereof. Tenant must, upon the termination of the tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

22.	Landlord shall have the right to prohibit any advertising referring to the Building which, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a first-class building for offices, and upon notice from Landlord, Tenant shall refrain from or discontinue such advertising.

23.	Tenant’s contractors shall, while in the Building or elsewhere in the complex of which the Building forms a part, be subject to and under the control and direction of the Superintendent of the Building (but not as agent or servant of said Superintendent or of Landlord).

24.	If the demised Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the demised Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith at Tenant’s expense cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

25.	The requirements of Tenant will be attended to only upon application at the office of the Building. Building personnel shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord.

26.	Excepting bottled water utilized by Tenant, no water cooler, air conditioning unit or system or other apparatus shall be installed or used by Tenant without the written consent of Landlord.

27.	Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate visibly marked (at all times properly operational) fire extinguisher next to any duplicating or photocopying machine or similar heat producing equipment, which may or may not contain combustible material, in the demised Premises.

28.	Tenant shall not use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the demised Premises, nor shall Tenant use any picture of the Building in its advertising, stationery or in any other manner without the prior written permission of Landlord. Landlord expressly reserves the right at any time to change said name without in any manner being liable to Tenant therefor.

EXHIBIT E

JANITORIAL SPECIFICATIONS

RESTROOMS

DAILY:

1.	Clean and sanitize commodes, urinals, sinks and countertops.

2.	Clean and refill dispensers.

3.	Clean mirrors and polish chrome.

4.	Empty all trash receptacles and women’s sanitary receptacles.

5.	Spot wash walls, partitions and doors.

6.	Sweep and damp mop floors with disinfectants.

WEEKLY:

1.	Pour disinfectant down floor drains.

2.	Dust horizontal surfaces (mirrors, partitions, walls, etc.).

MONTHLY:

1.	Seal and wax floors; strip if necessary.

2.	Dust air vents.

COMMON AREAS

DAILY:

1.	Vacuum all carpets (including edges and stairwells) and spot clean as required.

2.	Damp mop all tile floors, where applicable.

3.	Spot clean all glass entrances.

4.	Clean complete interior and exterior cab including vacuuming, wiping elevator thresholds/tracks, mirrors (if required), etc.

5.	Spot clean walls wherever needed.

6.	Maintain janitorial storage areas in a neat and orderly manner.

7.	Dust all horizontal surfaces to include picture frames, woodwork, doorjambs, window mullions, etc.

8.	Clean directory glass, drinking fountains and firehouse glass, as needed.

9.	Spot clean walls, door surfaces, glass, woodwork, etc.

10.	Spot clean carpet as needed.

11.	Empty building entrance ash urns and trash receptacles (interior & exterior).

WEEKLY:

1.	Clean and polish railing in lobby where applicable.

2.	Sweep and clean all walkways and verandas.

3.	Clean all air vents and signs.

4.	Clean kick plates and thresholds.

MONTHLY:

1.	Clean lobby tile floors.

2.	Sweep and dust stairwells.

3.	Shampoo elevator cabs and common area carpet.

4.	Dust return air vents.

AS REQUIRED:

1.	Remove cobwebs from high areas.

2.	Clean smudges, marks, etc. on all doors (i.e. restrooms, tenant suites, janitorial closets, SMUD/Electrical rooms, etc.)

TENANT SUITES

DAILY:

1.	Vacuum all open carpet and spot clean as required.

2.	Empty all wastebaskets and remove trash to designated areas.

3.	If applicable to the building, empty any large recycle bins to designated areas.

4.	Thoroughly dust and clean all office furnishings including telephone sets, wall switches, kitchen countertops, shelving, credenzas, thermostats, etc. (Desk tops to be worked out with property management, if required).

5.	Spot clean all walls, door surfaces, glass, woodwork, etc.

6.	Restock kitchen, break room, & restroom supplies, as required.

WEEKLY:

1.	Dust all table legs, chairs and windowsills.

2.	Clean and dust all high surfaces including ceiling vents, partition ledges, doorjambs, etc.

MONTHLY:

1.	Clean and dust all low surfaces including baseboards.

2.	Vacuum all non-reached areas including corners, behind desks, edges, etc.

3.	Wash all interior partition glass.

4.	Seal and wax any VCT (vinyl) and hard surface flooring; strip if necessary.

QUARTERLY:

1.	Dust blinds where applicable.

DAY CUSTODIAN ASSIGNMENTS

1.	The entrance lobby and plaza areas are to be kept neat and clean at all times.

2.	Unlock doors of building at specified time.

3.	Clean and maintain all lobbies and hallways, doors, drinking fountains, exit signs, etc.

4.	Clean entry and exit doors on both sides of building daily.

5.	Clean window and side glass in all hallways weekly.

6.	Wipe down metal and marble surfaces daily.

7.	Dust and polish all brass daily.

8.	Clean cigarette urns and screen sand daily as necessary.

9.	Empty trash receptacles as necessary.

10.	Clean lobby elevator saddles, doors and frames daily.

11.	Clean sides of elevator cars daily.

12.	Check all rest rooms daily and restock.

13.	Sweep off walkways removing dirt and debris.

14.	Change lights and ceiling tiles as necessary.

15.	Wash lower lobby windows as necessary.

16.	Perform miscellaneous project for property manager.

17.	Report arrival and departure to property manager.

18.	Insure outside parking lot drains are free of debris.

GENERALLY

1.	English-speaking supervisors shall at all times be available.

2.	All personnel must be bonded and carry reasonable levels of insurance.

EXHIBIT F

EXCLUSIONS FROM OPERATING EXPENSES

AND REAL ESTATE TAXES

Landlord and Tenant agree that the “Operating Expenses and Real Estate Taxes” shall not include any of the following:

1.	Any ground lease rental;

2.	Costs incurred by Landlord for the repair of damage to the Building by fire or other event which is paid by insurance or required to be insured;

3.	Salaries and bonuses of officers and executives of Landlord above the level of Building Manager;

4.	Depreciation and amortization, except as provided herein, and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, all as determined in accordance with generally accepted accounting practices, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its useful life;

5.	Attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with past or prospective tenants or other occupants of the Building (including costs incurred due to violations by tenants of the terms and conditions of their leases);

6.	Costs of a capital nature, including, without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools, all as determined in accordance with generally accepted accounting practices, consistently applied;

7.	Costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any former lease of space in the Building;

8.	Any cost representing an amount paid to any person, firm, corporation or other entity related to or affiliated with Landlord, which amount is in excess of the amount which would have reasonably been paid in the absence of such relationship for comparable work or services involving the Building or comparable buildings in the area in which the Building is located;

9.	Interest, points, and fees on debt or amortization on any mortgage or mortgages encumbering the Building;

10.	Landlord’s general corporate overhead, except as it relates to the specific management of the Building;

11.	Rental payments incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial, parking lot maintenance, window washing or similar services;

12.	Advertising and promotional expenditures and costs of signs in or on the Building identifying the owner or any tenant of the Building;

13.	All items and services for which Tenant reimburses Landlord (other than through operating expense pass-through provisions);

14.	Costs relating to compliance with any environmental regulations;

15.	Tax penalties and interest incurred as a result of Landlord’s negligence or inability or unwillingness to make tax payments when due, so long as such penalties or interest do not result from Tenant’s breach of the Lease or Tenant’s failure to make timely payment of any sum due under the Lease;

16.	Any management or administrative fee in excess of those included in the base year;

17.	Any charge or expense to the extent that it is in excess of that charged by landlords for similar buildings in the area in which the Building is located;

18.	Costs due to violation of law;

19.	Any new item or category of expense not included in the Operating Expenses and Real Estate Taxes in the base year.

20.	Costs to cure construction defects.

EXHIBIT G

FLOOR PLANS OF PREMISES